Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

TransDigm Group Incorporated,

a Delaware corporation

Buccaneer Acquisition Sub Inc., a Delaware corporation

and an indirect wholly owned subsidiary of TransDigm Group Incorporated

and

Aerosonic Corporation, a Delaware corporation

Dated: as of April 19, 2013

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of April 19, 2013, among TransDigm Group Incorporated, a Delaware corporation (“Parent”), Buccaneer Acquisition Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Aerosonic Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Section 9.3 and in the Sections of this Agreement indicated on Annex B hereto.

PRELIMINARY STATEMENTS

A. It is proposed that, upon the terms and subject to the conditions of this Agreement, Merger Sub will make a cash tender offer to purchase all outstanding shares of the Company’s Common Stock, $0.40 par value per share (the “Company Common Stock”), for the Per Share Amount (defined below).

B. It is proposed that, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to which each share of the Company Common Stock outstanding at the Effective Time (other than shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company or their respective wholly owned subsidiaries) and options or warrants to purchase shares of the Company Common Stock will be converted into the right to receive the Merger Consideration, all as more fully provided below.

C. The Board of Directors of the Company (the “Company Board”) has determined the Offer and the Merger are fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), has approved and adopted this Agreement and has resolved to recommend the Offer and the Merger and the Company desires to combine its businesses with the businesses operated by Parent.

D. The respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, determined the Offer and the Merger to be fair to and in the best interests of their respective stockholders, and the Company Board and the respective Boards of Directors of Parent and Merger Sub, by resolutions duly adopted, have approved and adopted this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Subject to the terms and conditions herein, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) a cash tender offer to purchase all of the issued and outstanding shares of the Company Common Stock for $7.75 U.S. Dollars per share of Company Common Stock (such amount, or any greater amount per share of Company Common Stock paid pursuant to the offer, the “Per Share Amount” and such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer”) no later than twenty (20) days after the date hereof (unless such date is not a business day, in which case the first business day after the date that twenty (20) days after the date hereof). Subject to satisfaction or waiver of the Tender Offer Conditions (as defined below) and the terms and conditions hereof, Parent shall cause Merger Sub to accept for payment, and Merger Sub shall accept for payment, all shares of the Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer as soon as practicable (and in any event not more than the fourth business day) following the Expiration Date (as defined below). Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company unless and until this Agreement is terminated in accordance with Section 8.1.

(b) The obligation of Merger Sub to accept for payment, purchase, and pay for any shares of Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall only be subject to the satisfaction or waiver pursuant to the terms hereof of (i) the condition (the “Minimum Condition”) that the number of shares of Company Common Stock validly tendered and not withdrawn prior to the Expiration Date, when added to any shares of Company Common Stock already owned by Parent or any of its subsidiaries, if any, shall be at least a majority of the shares of Company Common Stock then outstanding on a fully-diluted basis (assuming the exercise of all options, warrants and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof (other than any Warrants, Company Stock Options and Company Stock Awards that are cashed out at the Acceptance Date pursuant to Section 3.3 or Section 3.5 and with respect to which the holders thereof have entered into the cancellation agreements referenced in Section 3.3 and Section 3.5) and (ii) the other conditions set forth in Annex A hereto (the conditions described in clauses (i) and (ii) are collectively referred to as the “Tender Offer Conditions”). Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time, in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the Per Share Amount payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that without the prior written consent of the Company no change may be made that decreases the Per Share Amount (except as provided in Section 1.1(h)), changes the form of consideration payable in the Offer, imposes conditions to the Offer in addition to the Tender Offer Conditions, decreases the number of shares of Company Common Stock subject to the Offer, reduces the time period during which the Offer shall remain open, or modifies, amends or supplements the Offer or the Tender Offer Conditions in any manner adverse to the Company Stockholders.

(c) Upon the terms and subject to the conditions thereof, the Offer shall remain open until at least midnight, New York City time, on the later of (i) the twentieth (20th) business day following commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) and (ii) May 31, 2013 (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of Section 1.1(d) or as required by Applicable Law or the interpretations of the Securities and Exchange Commission (the “SEC”) (in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended, may expire).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, except the last sentence of this Section 1.1(d), unless this Agreement shall have been terminated in accordance with Section 8.1, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NYSE MKT (“NYSE MKT”) that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Tender Offer Condition is not satisfied and has not been waived, then Merger Sub shall extend (and re-extend) the Offer and its Expiration Date beyond the initial Expiration Date or such subsequent date for successive extension periods of up to ten (10) business days each; provided, however, that if, at any Expiration Date the only Tender Offer Condition that is not satisfied is the Minimum Condition, then Merger Sub shall not be required to extend the Offer for more than two subsequent extension periods after the first such Expiration Date of ten (10) business days each. Merger Sub may, in its sole discretion, following the Acceptance Date, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents (as defined below) may, in Merger Sub’s sole discretion, provide for such a right. Notwithstanding the above, in no event shall Merger Sub be required to extend the Offer beyond the Offer Outside Date or so extend the Offer without the consent of the Company.

(e) In the event that this Agreement is terminated pursuant to Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one business day of such termination), irrevocably and unconditionally terminate the Offer and Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holder thereof.

(f) The Per Share Amount shall, subject to applicable withholding of taxes, be net to the applicable seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub (or Parent on Merger Sub’s behalf) shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn as soon as practicable after the Expiration Date (the time and date of the acceptance for payment, the “Acceptance Date”). If the Per Share Amount (or any portion thereof) is to be paid to a person other than the person in whose name the tendered shares of Company Common Stock not represented by certificates (“Book Entry Shares”) or the certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) are registered, the amount of any stock transfer or other similar taxes (whether imposed on the registered holder(s), or such other person, or otherwise) payable on account of such issuance or transfer shall be deducted from the Per Share Amount payable, unless evidence satisfactory to Merger Sub of the payment of such taxes or exemption therefrom is submitted. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon providing an indemnity reasonably satisfactory to Parent and Merger Sub, Merger Sub will pay the Per Share Amount deliverable in respect of the shares of Company Common Stock that were evidenced by the lost, stolen or destroyed Certificate. No interest or dividends shall be paid or accrued on any portion of the Per Share Amount.

(g) As promptly as practicable on the date of commencement of the Offer, Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and form of the related letter of transmittal and any other ancillary documents pursuant to which the Offer will be made (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Merger Sub shall cause the Offer Documents to be filed with the SEC and disseminated to Company Stockholders to the extent required by applicable federal securities laws. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the applicable requirements of the federal securities laws. Each of Parent, Merger Sub, and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to use reasonable best efforts to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Company Stockholders, in each case in all material respects as required by applicable federal securities laws. The Company shall promptly furnish to Merger Sub and Parent all information concerning the Company that is required or reasonably requested by Merger Sub or Parent in connection with their obligations relating to the Offer Documents or any action contemplated by this Section 1.1(g). Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. In addition, Parent and Merger Sub agree to (i) provide the Company and its counsel with any written comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, (ii) provide a reasonably detailed description of any oral comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and (iii) unless there has been a Change of Recommendation, provide the Company and its counsel a reasonable opportunity to review and comment on any written response to such comments or any proposed amendment to the Offer Documents prior to the filing thereof with the SEC.

(h) If, between the date of this Agreement and the Acceptance Date, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction, the Per Share Amount applicable to such shares of Company Common Stock shall be adjusted to the extent appropriate; provided, however, that this Section 1.1(h) shall not affect or supersede the provisions of Section 6.3(c).

1.2 Company Action.

(a) The Company consents to and approves the Offer pursuant to the terms of this Agreement, subject to Section 6.3(e). The Company further consents to the inclusion in the Offer Documents of the Company Board Recommendation.

(b) Promptly following the filing of the Schedule TO by Merger Sub, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, except as provided in Section 6.3(e), the Company Board Recommendation. The Company shall use its reasonable best efforts to cause the Schedule 14D-9 to be filed with the SEC on the same day as the Schedule TO shall be filed with the SEC, and in any event cause it to be filed no later than two (2) business days thereafter. The Company shall cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of the federal securities laws. The Company, Parent and Merger Sub agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Company Stockholders, in each case in all material respects as required by applicable federal securities laws. Parent or Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Merger Sub, and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC and shall give reasonable and good faith consideration to any comments made by the Parent and Merger Sub and their counsel. In addition, the Company agrees to (i) provide Parent, Merger Sub and their counsel with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, (ii) provide Parent, Merger Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (iii) unless there has been a Change of

Recommendation, provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on any written response to such comments or any proposed amendment to the Schedule 14D-9 prior to the filing thereof with the SEC.

(c) In connection with the Offer, the Company shall within two (2) days after the date hereof, furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Merger Sub mailing labels containing the names and addresses of all record Company Stockholders and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Merger Sub such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to Company Stockholders as Parent or Merger Sub may reasonably request, all at Parent’s expense. Subject to the requirements of Applicable Law and the rules of NYSE MKT, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, the “Transactions”). If the Offer is terminated or if this Agreement shall be terminated, Merger Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control. The term “Representatives” means the officers, directors, employees, partners, members, managers, agents, advisors, subsidiaries, affiliates or representatives of a party.

1.3 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) exercisable only in accordance with the terms and conditions set forth in this Section 1.3, to purchase that number of newly issued and/or treasury shares (but not less than that number) of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, together with the number of shares of Company Common Stock collectively owned, directly or indirectly, by Parent, Merger Sub and/or their affiliates at the time of such exercise, shall constitute one share of Company Common Stock more than 90% of the total shares of Company Common Stock then outstanding on a fully-diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all options, warrants and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof) at a purchase price per Top-Up Option Share equal to the Per Share Amount. Notwithstanding the foregoing provisions of this Section 1.3(a), the Top-Up Option shall not be exercisable for shares of Company Common Stock and will terminate on the later of the Acceptance Date and the expiration of any “subsequent offering period” if the number of Top-Up Option Shares exceeds the number of shares of Company Common Stock authorized and unissued or held in the treasury of the Company (giving effect to the shares of Company Common Stock issuable pursuant to the exercise of all options, warrants and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof).

(b) The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, after accounting for the limitations set forth herein, Parent and Merger Sub or their affiliates will hold one share of Company Common Stock more than 90% of the then outstanding shares of Company Common Stock on a fully diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all options, warrants and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof). The Top-Up Option shall be exercisable only once in whole and not in part (i) at or prior to the later of (A) ten (10) days after the Acceptance Date and (B) the expiration of any “subsequent offering period” and (ii) prior to the earlier of (A) the Effective Time and (B) the termination of this Agreement in accordance with its terms.

(c) If Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the place for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”) and a date for the Top-Up Closing (which must be at least three business days after delivery of such notice) and (ii) the number of shares of the Company Common Stock owned by Parent, Merger Sub and their affiliates at the time of such notice (giving effect to the closing of the Offer). Such notice shall also include an undertaking signed by Parent and Merger Sub that, as promptly as practicable following the Top-Up Closing, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Merger in accordance with the terms hereof. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming (i) the number of shares of Company Common Stock then outstanding and then outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all options, warrants and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof), and (ii) the number of Top-Up Option Shares issuable under the Top-Up Option and the aggregate purchase price therefor. In addition, the Company shall cause its transfer agent to certify in writing to Merger Sub the number of shares of Company Common Stock issued and outstanding as of the time immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.

(d) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares and (ii) Merger Sub shall purchase each Top-Up Option Share from the Company at the Per Share Amount. Payment of the purchase price for the Top-Up Option Shares may be made, at Merger Sub’s option, by delivery of (x) immediately available funds by wire transfer to an account designated by the Company or (y) a combination of cash equal to at least the aggregate par value of the Top-Up Option Shares and a promissory note for the remainder of the purchase price for the Top-Up Option Shares. Any such promissory note shall be full recourse to Parent and Merger Sub, shall bear interest at the applicable federal rate as determined for U.S. income tax purposes, shall mature on the first anniversary of the date of execution and delivery of such promissory note, may be prepaid at any time without premium or penalty and shall have no other material terms. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable legal requirements, including all federal securities laws.

(e) Upon the delivery by Merger Sub to the Company of the Top-Up Exercise Notice and the purchase price described in Section 1.3(d), Merger Sub shall, to the extent permitted by Applicable Law, be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that certificates representing those Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the account described in Section 1.3(d).

(f) The Board of Directors of the Company has determined that the consideration for the Top-Up Option Shares is adequate in accordance with the DGCL and has otherwise taken all steps necessary such that upon their issuance and delivery in accordance with this Section 1.3, the Top-Up Option Shares will be validly issued, fully paid and non-assessable.

(g) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required by applicable securities laws. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that it is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act, and that any Top-Up Option Shares are being acquired for investment and not with a view to, or for resale in connection with, any distribution (within the meaning of the Securities Act).

(h) The parties will cooperate and use reasonable best efforts to ensure that the issuance and delivery of the Top-Up Option Shares comply with all Applicable Laws.

(i) Any impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares and the payment of the purchase price therefor will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.6.

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.” If Parent and Merger Sub own at least 90% of the then outstanding shares of Company Common Stock after consummation of the Offer and, if applicable, exercise of the Top-Up Option, then Merger Sub agrees, and Parent agrees to promptly cause Merger Sub, in each case subject to Article VII hereof, to effect the Merger without a meeting of stockholders of the Company pursuant to Section 253 of the DGCL.

2.2 Effective Time. As promptly as possible after the Closing on the Closing Date (as defined below), the parties shall cause the Merger to be consummated by: (i) filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Delaware Secretary of State, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger. Prior to the filings referred to in this Section 2.2, a closing (the “Closing”) shall be held at the offices of Parent’s counsel, or such other place as the parties may agree on, as soon as practicable (but in any event within three business days) following the date on which all conditions set forth in Article VII that are capable of being satisfied prior to the Closing have been satisfied or, to the extent permitted hereunder, waived, or at such other date as Parent and the Company may agree upon; provided that the conditions set forth in Article VII have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

2.4 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in form of (except with respect to the name of the Surviving Corporation) the Certificate of Incorporation of Merger Sub, and (ii) the Bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be in the form of the Bylaws of Merger Sub, in each case until amended in accordance with the DGCL; provided, however, that such Certificate of Incorporation and Bylaws of the Surviving Corporation may not be amended in a manner inconsistent with the terms of Section 6.2(a).

2.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the

Surviving Corporation and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective stockholders:

(a) Each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent or Merger Sub) shall be converted into and represent the right to receive, and shall be exchangeable for (as provided in Section 3.2), the Per Share Amount, without interest, in cash payable to the holder of such share of Company Common Stock (the “Merger Consideration”).

(c) Each share of Company Common Stock held in treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made and no consideration of any kind shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders immediately prior to the Effective Time of Certificates and Book Entry Shares shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each share of Company Common Stock held by them, without interest.

3.2 Payment.

(a) Pursuant to an agreement (the “Disbursing Agent Agreement”) to be entered into prior to the Effective Time between Parent and a disbursing agent designated by Parent and reasonably acceptable to the Company (the “Disbursing Agent”), prior to the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, with the Disbursing Agent, in trust for the benefit of the Company Stockholders, the aggregate amount of cash payable (i) for the Merger Consideration for the Company Common Stock pursuant to Section 3.1, (ii) with respect to the Company

Stock Options and Company Stock Awards in accordance with Section 3.3, and (iii) for the Warrant Consideration pursuant to Section 3.5. The Disbursing Agent may invest the cash deposited with it in such manner as Parent or the Surviving Corporation, as the case may be, directs, provided that substantially all of such investments be in obligations of or guaranteed by the United States of America (collectively, “Permitted Investments”), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, investment of the deposited cash shall be payable to the Surviving Corporation. If for any reason (including losses) the funds deposited with the Disbursing Agent are inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.2(b), to which option and other award holders are entitled under Section 3.3 and to which warrant holders are entitled under Section 3.5, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Disbursing Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The funds deposited with the Disbursing Agent shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Any funds remaining with the Disbursing Agent six months after the Effective Time shall be released and repaid by the Disbursing Agent to the Surviving Corporation pursuant to the terms of this Agreement and any additional terms as may be set forth in the Disbursing Agent Agreement, and such unclaimed funds shall, subject to Applicable Laws, become the property of the Surviving Corporation, after which time persons entitled to any part of the Merger Consideration or to any payment under Section 3.3 or Section 3.5 may look only to the Surviving Corporation for payment.

(b) As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to send a notice and transmittal form to each holder of Certificates or Book Entry Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon the surrender of a Certificate or Book Entry Shares to the Disbursing Agent together with and in accordance with a duly completed and validly executed transmittal form and such other documents as may be required pursuant to such transmittal form, the holder of the Certificate or Book Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of each share represented by that Certificate or Book Entry Share. Upon such surrender, the Disbursing Agent will promptly pay the Merger Consideration to the Company Stockholders. Until surrendered, each such Certificate or Book Entry Share shall be deemed for all purposes to evidence only the right to receive the Merger Consideration. Any fractional interest in a share of Company Common Stock shall be entitled to be exchanged for an amount equal to that fraction multiplied by the Merger Consideration.

(c) If the Merger Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificates or Book Entry Shares so surrendered are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates or Book Entry Shares so surrendered shall be properly endorsed or accompanied by appropriate stock powers or other instruments and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer shall have paid to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

(d) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon providing an indemnity reasonably satisfactory to the Surviving Corporation, the Disbursing Agent will issue the Merger Consideration deliverable in respect to the shares of Company Common Stock that was evidenced by the lost, stolen or destroyed Certificate.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of cash held on deposit with the Disbursing Agent that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates or Book Entry Shares shall not have been surrendered immediately prior to the date on which any cash in respect of such Certificate or Book Entry Shares would otherwise escheat or become the property of any Governmental Authority, any such cash in respect thereof shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration, as provided in Section 3.1(b).

(g) No interest or dividends shall be paid or accrued on any portion of the Merger Consideration or any amounts payable with respect to Company Stock Options, Company Stock Awards or any portion of the Warrant Consideration.

3.3 Company Stock Options and Restricted Stock.

(a) Treatment of Equity Awards. Each option to acquire shares of Company Common Stock granted by the Company (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall, as of immediately prior to the Effective Time, be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (but in any event within five (5) days after the Effective Time), an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option (assuming full vesting of such Company Stock Option), multiplied by (ii) the excess, if any, of the Per Share Amount over the per share exercise price under such

Company Stock Option, less all applicable deductions and withholdings required by law to be withheld in respect of such payment; provided, that if the exercise price per share is equal to or greater than the Per Share Amount, such Company Stock Option shall be canceled without any cash payment being made in respect thereof. The Company shall use its commercially reasonable efforts to secure from each holder of a Company Stock Option an option cancellation agreement, in form reasonably acceptable to Parent, agreeing to be paid as of the Acceptance Date the consideration provided by this Section 3.3 in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration, and acknowledging that such Company Stock Options shall terminate on and may not be exercised after the Acceptance Date. The Company shall pay on the Acceptance Date, to each such holder executing such an agreement, the amount required to be paid in accordance with this Section 3.3 and that agreement and Parent shall reimburse the Company on the Acceptance Date for all amounts so paid by the Company.

(b) Each restricted stock award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other person, canceled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (but in any event within five (5) days after the Effective Time), an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award (assuming full vesting of such Company Stock Award) multiplied by (y) the Merger Consideration, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. The Company shall use its commercially reasonable efforts to secure from each holder of a Company Stock Award an award cancellation agreement, in form reasonably acceptable to Parent, agreeing to be paid as of the Acceptance Date the consideration provided by this Section 3.3 in lieu of any other consideration that might be claimed by any such holder, unconditionally and irrevocably waiving and releasing all right or claim that such holder might have or assert in respect of such consideration, and acknowledging that such Company Stock Award shall terminate on and may not be exercised after the Acceptance Date. The Company shall pay on the Acceptance Date, to each such holder executing such an agreement, the amount required to be paid in accordance with this Section 3.3 and that agreement and Parent shall reimburse the Company on the Acceptance Date for all amounts so paid by the Company.

(c) The Board of Directors of the Company (or the appropriate committee thereof) shall take any actions necessary to effectuate the foregoing provisions of this Section 3.3 as soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer.

3.4 Withholding Rights. Each of Merger Sub, Parent and the Surviving Corporation or the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article II or III of this Agreement to any holder of Company Common Stock, Company Stock Options or Company Stock Awards such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Stock Options or Company Stock Awards in respect of which such deduction and withholding was made.

3.5 Company Warrants. The Company will use its commercially reasonable efforts to have each holder of warrants to purchase shares of Company Common Stock issued by the Company that are unexpired and unexercised immediately prior to the Acceptance Date (the “Warrants”) execute and deliver an agreement (each a “Warrant Amendment”), in a form reasonably acceptable to Parent, obligating such holder to (i) surrender his or its Warrants upon the Acceptance Date, and (ii) receive upon the surrender of such Warrant, in lieu of any Company Common Stock or other consideration, a payment in cash (subject to any applicable withholding or other Taxes required by Applicable Law to be withheld in accordance with this Agreement and without interest) of an amount equal to the product of (A) the total number of shares of Company Common Stock subject to such Warrants and (B) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock subject to such Warrants (the “Warrant Consideration”). The Company shall pay on the Acceptance Date, to each Warrant holder executing a Warrant Amendment, the Warrant Consideration and Parent shall reimburse the Company on the Acceptance Date for all amounts so paid by the Company. From and after the Acceptance Date, any such Warrants held by holders who execute and deliver a Warrant Amendment shall no longer be outstanding, and such former holder thereof shall be entitled only to the payment of the Warrant Consideration. Without limiting the foregoing, as soon as practicable after the date hereof, the Company shall take all necessary action under the Warrants to effectuate the actions contemplated by this Section 3.5 and, notwithstanding anything to the contrary in this Agreement or otherwise applicable to any Warrant, payment may be withheld with respect to any holder of Warrants until such holder executes and delivers a Warrant Amendment. The Company shall prepare and deliver to the holders of Warrants any notices that are required by the terms of the Warrants to be delivered to such holders in connection with the consummation of the Transactions.

3.6 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand, and properly demands, appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as converted into and be exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 3.1, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Disbursing Agent pursuant to Section 3.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company that:

4.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions.

4.2 Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming its due and valid authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Merger Sub and Parent enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

4.3 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by them of the Transactions will:

(a) conflict with, or result in a violation of any provision of, the Certificate of Incorporation or Bylaws, each as amended to date, of Parent or Merger Sub;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent or any of its subsidiaries is a party, except as would not individually or in the aggregate prevent or materially impair or delay the consummation of the Transactions;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, except as would not individually or in the aggregate prevent or materially impair or delay the consummation of the Transactions; or

(d) require any action or consent or approval of, or review by, or registration or filing by Parent, Merger Sub or any of their affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) compliance with the requirements of the New York Stock Exchange (“NYSE”), (iii) consents or approvals of any Governmental Authority set forth in Section 4.3 of the Parent Disclosure Schedule, (iv) filing and recordation of appropriate merger documents as required by DGCL or (v) actions, consents, approvals, reviews, registrations or filings, the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions.

4.4 Financing. Parent has, or shall have at the Acceptance Date or the Effective Time, as applicable, funds available that are sufficient to permit Parent to pay all of the amounts needed to purchase shares of Company Common Stock pursuant to the Offer and the Merger Consideration pursuant to Section 3.2 and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

4.5 Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.6 Absence of Certain Arrangements. There is no agreement (other than this Agreement), arrangement or understanding between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

4.7 Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) if applicable, the Proxy Statement will, at the date it is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

4.8 Legal Proceedings. As of the date hereof, there is no pending or, to the knowledge of Parent, threatened, Action against Parent or any of its subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Transactions.

4.9 Ownership of Company Common Stock. Neither Parent nor any of its affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the disclosure schedule delivered by the Company to the Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) and (ii) the Company SEC Documents (as defined below) (other than any disclosure set forth under the caption “Risk Factors” or “Forward-Looking Statements” or similar captions or that is otherwise predictive, cautionary or forward-looking in nature and only if the nature and context of the applicable disclosure is such that its relevance to a representation or warranty herein is reasonably apparent on its face), the Company represents and warrants to the Parent and Merger Sub that:

5.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (defined in Section 9.3(b)). The Company has furnished to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date.

5.2 Subsidiaries. Except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, or other entity or enterprise. All of the outstanding shares of capital stock or other equity securities, as applicable, of each Company subsidiary have been validly issued and are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever.

5.3 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger by the Company Stockholders if required by Applicable Law, to consummate the Transactions. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger by the Company Stockholders if required by Applicable Law. This Agreement has been duly executed and delivered by the Company and, assuming its due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

5.4 Capitalization of the Company. As of the date of this Agreement, the Company’s authorized capital stock consisted solely of 8,000,000 shares of Company Common Stock, of which (i) 4,020,334 shares were issued and outstanding, (ii) 329,100 shares were reserved for issuance upon the exercise of outstanding Company Stock Options, and (iii) 270,000 shares were reserved for future issuance under the Warrants. Each outstanding share of the Company Common Stock is duly authorized and validly issued, fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this section and in the Option and Warrant Schedule (as defined below), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company or any Company subsidiary of any securities of the Company or any Company subsidiary, nor are there outstanding any securities which are convertible into or exchangeable for any shares of the Company Common Stock or any equity interests in any Company subsidiary, and neither the Company nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any

Company subsidiary or any predecessors of any thereof. No subsidiary of the Company owns any shares of Company Common Stock and 430,767 shares of Company Common Stock are held in treasury. The issuance and sale of all of the shares of capital stock described in this Section 5.4 have been in compliance in all material respects with federal and state securities laws. The Company has previously delivered to Parent a certified schedule (the “Option and Warrant Schedule”) accurately setting forth as of the date of this Agreement, the names of all holders of options, warrants and other rights to purchase the Company Common Stock or any equity interests in any Company subsidiary, the number of shares or other interests of each class issuable to each such holder upon exercise of such option, warrant or other right, and the exercise price and vesting schedule with respect to those options, warrants and other rights. The Company has no existing agreements to register any securities of the Company under the Securities Act or under any state securities law and has not granted registration rights to any person or entity. The Company is not a party to any, and, to the knowledge of the Company, there are no, voting trusts, proxies, stockholders agreements or other agreements or understandings with respect to the Company Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote in respect of the Company or any Company subsidiary are issued or outstanding.

5.5 Conflicts; Consents and Approvals. Except as set forth in Section 5.5 of the Company Disclosure Schedule, none of the execution or delivery of this Agreement by the Company, nor the consummation of the Transactions or compliance by the Company with any of the provisions hereof will:

(a) conflict with, or result in a violation of any provision of, the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, each as amended to date;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party;

(c) violate any order, writ, injunction, decree, Applicable Law applicable to the Company or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its subsidiaries or affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger by the Company Stockholders if required by Applicable Law, (ii) registrations or other actions required under federal and state securities laws, (iii) consents or approvals of any Governmental Authority set forth in Section 5.5(d)(iii) of the Company Disclosure Schedule, and (iv) filing and recordation of appropriate merger documents as required by the DGCL;

except for any of the foregoing in clauses (b), (c) or (d) that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Transactions.

5.6 Brokerage and Other Fees. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the Company nor any stockholder, director, officer or employee of the Company has incurred or will incur on behalf of the Company any brokerage, finders’, or similar fees in connection with the Transactions. Copies of all written agreements relating to the Company’s disclosed obligations have previously been provided to Parent.

5.7 The Company SEC Documents. Except as set forth in Section 5.7 of the Company Disclosure Schedule:

(a) The Company has timely filed or furnished and will timely file or furnish, as applicable, with the SEC all forms, reports, schedules, statements and other documents required under the Exchange Act or the Securities Act to be filed by it since January 31, 2011 (such documents, as supplemented and amended since the time of filing, and including those to be filed or furnished, as applicable, after the date of this Agreement, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the Effective Time, then on the date of such amending or superseding filing), (a) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The financial statements of the Company and its subsidiaries included in or incorporated by reference into the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied or will comply, as applicable, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such financial statements, were or will be, as applicable, prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to the financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present or will fairly present, as applicable, in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates and the results of operations and cash flows for the periods then ended.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made and will make, as applicable, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are and will be, as applicable, true and correct in all material respects. For purposes of this Section 5.7(c), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. The Company does not have outstanding, and has not arranged, and will not arrange, any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(d) The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(e) The Company maintains a system of internal controls over financial reporting and accounting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) The Company’s management completed assessments of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended January 31, 2013, and such assessment concluded that such controls were effective. Since January 31, 2011, the Company has disclosed to its outside auditors and the audit committee of the Company

(i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Except as set forth in Section 5.7(g) of the Company Disclosure Schedule, since January 31, 2011, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 115, as in effect on the date hereof.

(h) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company, there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspections of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 31, 2011, there has been no material written complaint, allegation, assertion or claim that the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 31, 2011, no current or former attorney representing the Company has reported in writing evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or executive officer of the Company.

5.8 Offer Documents; Schedule 14D-9; Proxy Statement. None of the information provided by the Company for inclusion or incorporation by reference in (a) the Schedule 14D-9, (b) the Offer Documents, (c) the proxy statement and form of proxies relating to the vote of Company Stockholders with respect to the Merger or the information statement to be sent to such Company Stockholders if required by Applicable Law, as appropriate (such proxy statement or information statement, as amended, supplemented or modified, being referred to herein as the “Proxy Statement”), and (d) any other document filed or to be filed with the SEC or any other Government Authority in connection with the Offer or the Merger will, at the respective times such documents or any amendments or supplements thereto are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the Company Stockholders and, with respect to the Proxy Statement, at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement, if any, except for statements based on information supplied by Parent and Merger Sub in writing specifically for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act. Without limitation of the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement.

5.9 Compliance with Law.

(a) The Company and its subsidiaries are in compliance in all material respects, and at all times since January 31, 2011, have been in compliance in all material respects with all Applicable Laws relating to the Company or its business or properties. No investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would be immaterial. The representations and warranties set forth in this Section 5.9(a) do not apply to the matters with respect to which representations and warranties are made in Section 5.9(b), or (c), Section 5.16, Section 5.18, Section 5.21, Section 5.22(c) or (h) or Section 5.27 hereof.

(b) Neither the Company or any of its subsidiaries nor any director, officer, employee or agent of the Company or any of its subsidiaries acting on behalf of the Company or such subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Officials”)), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company, (iii) directly or indirectly, made any unlawful payment to a Government Official or (iv) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder) or the anticorruption laws of any jurisdiction where the Company or any of its subsidiaries conduct business.

(c) The Company and its subsidiaries are in compliance in all material respects with all U.S. import and export laws and regulations, including the Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order, any international sanctions programs promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading with the Enemy Act (50 U.S.C. App. §§ 5, 16), additional international sanctions programs administered by the Department of Treasury Office of Foreign Assets Control and any other regulations promulgated under each such act, including the International Traffic in Arms Regulations. None of the Company, its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, managers, employees, consultants or agents, is or has been since January 31, 2008 the subject of a material Action, or a material investigation or other material inquiry, concerning imports, exports, re-exports, sanctions, embargoes or unlawful boycotts or subject to civil or criminal penalties imposed by a Governmental Authority, or made a voluntary disclosure with respect to violations or alleged violations of those laws or regulations.

5.10 Litigation. Except as set forth in Section 5.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any executive officer or director of the Company or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Transactions. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the Company is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Transactions.

5.11 No Material Adverse Change; Ordinary Course Operations. Since January 31, 2012, (i) there has been no material adverse change in the assets, liabilities, results of operations or financial condition of the Company and its subsidiaries taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay the consummation of the Transactions and (ii) except for the Transactions, the business of the Company and its subsidiaries has been conducted in the ordinary course of business in all material respects. Except as set forth in Section 5.11 of the Company Disclosure Schedule, since January 31, 2013, the Company has not taken any action that if taken after the date hereof would violate Section 6.3(c).

5.12 Taxes.

(a) The Company and its subsidiaries have filed all material Tax Returns (as defined below) required to have been filed by the Company prior to the date of this Agreement, and all such Tax Returns were complete and correct in all material respects. All material Taxes due and owing by the Company and its subsidiaries, whether or not shown as due on such Tax Returns, have been paid or, prior to the Effective Time, will be paid by the Company or the Company and each of its subsidiaries have made a provision for the payment of all material Taxes that are due or claimed to be due by any Governmental Authority.

(b) The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all material Taxes payable by the Company for all taxable periods through the date of such financial statements.

(c) Neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect. Neither the Company nor any of its subsidiaries has received written notice of any material deficiencies for any Tax from any taxing authority, against the Company or any of its subsidiaries for which there are not adequate reserves. Neither the Company nor any of its subsidiaries is the subject of any pending Tax audit or other administrative proceedings or court proceedings with respect to any material Taxes of the Company or any of its subsidiaries.

(d) There are no material liens for Taxes (other than liens for Taxes not yet due) upon any of the assets of the Company or any of its subsidiaries.

(e) Neither the Company nor any of its subsidiaries has any liability for the material Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a successor to another entity or its assets or as an indemnitor pursuant to a written agreement the principal subject of which is Taxes.

(f) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Within the five-year period ending on the Closing Date, neither the Company or any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code, in a distribution of Stock qualifying or intending to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(h) Neither the Company nor any of its subsidiaries is a party to or bound by any Tax allocation, indemnification or sharing agreement (other than commercial or loan agreements entered into in the ordinary course of business and those agreements set forth in Section 5.12(h) of the Company Disclosure Schedule).

(i) Neither the Company nor any of its subsidiaries has engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any of its subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of law.

(j) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and its subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that the Company believes will give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) Neither the Company nor any of its subsidiaries (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) The representations and warranties in this Section 5.12 and Section 5.16 are the sole and exclusive representations and warranties of the Company and its subsidiaries concerning Tax matters.

“Tax Returns” means returns, reports, schedules and forms relating to Taxes required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

“Taxes” means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, alternative or add-on minimum, sales, use, occupation, value added, ad valorem, transfer, franchise, license, custom duties, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto.

5.13 Intellectual Property.

(a) Set forth in Section 5.13 of the Company Disclosure Schedule is a true and complete list of (i) all of the Company’s foreign and domestic patents, patent applications, publicly filed invention disclosures, all foreign and domestic registrations and applications for trademarks, service marks, trade names and domain names, all material common-law trademarks and service marks, all copyright applications and registrations and all material unregistered copyrights and (ii) all agreements to which the Company is a party (or which were entered into on behalf of the Company) which concern any of the material Intellectual Property owned or used by the Company (“Intellectual Property” means all intellectual property or other proprietary rights of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, know-how, designs, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, logos, domain names, copyright registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation and licenses thereof). Other than the Intellectual Property set forth in Section 5.13 of the Company Disclosure Schedule, no Intellectual Property is necessary for the operation of the business of the Company in substantially the same manner as such business is presently conducted. The Company owns, free and clear of any liens, claims and encumbrances, or licenses from another party pursuant to a valid license agreement, the Intellectual Property listed on Section 5.13 of the Company Disclosure Schedule and all other material Intellectual Property used by the Company. No Intellectual Property owned or used by the Company is subject to any pending Action, no written claim of invalidity or ownership with respect to any owned Intellectual Property has been received by the Company from a third party and, to the knowledge of the Company, owned Intellectual Property is not the subject of any threatened Action. No person or entity has asserted in writing to the Company that, with respect to any Intellectual Property owned or used by the Company, the Company or a licensee of the Company is infringing or has infringed any Intellectual Property of a third party. All material fees, annuities, royalties, honoraria and other payments which are due from the Company on or before the date of this Agreement for any of the Intellectual Property and agreements related to the Intellectual Property have been paid (and any such payments due on or before the Acceptance Date will be paid). Each item of registered Intellectual Property owned by the Company is valid, subsisting and in full force and effect. The making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any part of the Intellectual Property in such manner as currently conducted by the Company and disclosed by the Company to Parent, does not and will not infringe any Intellectual Property of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party. To the knowledge of the Company, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of the Company. To the knowledge of the Company, there exists no (A) prior act or omission that would void or invalidate any of the Intellectual Property owned or used by the Company or (B) conduct or use by the Company or any third party that would void or invalidate any of the Intellectual Property owned or used by the Company. Except as set forth on Section 5.13(iii) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation of the Transactions, will not breach, violate or conflict with any material instrument or agreement governing or contained within any of the Intellectual Property owned or used by the Company, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the material Intellectual Property owned or used by the Company, and the Intellectual Property owned or used by the Company will be available for use by the Parent and the Surviving Corporation on substantially the same terms as available to the Company immediately preceding the Closing.

(b) The Company has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all trade secrets, copyrights, know-how and patents contained in the Intellectual Property owned or used by the Company. Except as set forth on Section 5.13(b) of the Company Disclosure Schedule, the Company has entered into appropriate confidentiality and nondisclosure agreements with all appropriate officers, directors, employees and third-party consultants of the Company and entered into Intellectual Property assignment agreements with all officers, directors, employees and third-party consultants that developed any Intellectual Property for the Company assigning all of such Intellectual Property to the Company.

(c) For purposes of this Section 5.13, the following terms have the definitions given below:

“Software” means all: (a) source code, object code, executable and binary codes embodied in any form of media; and (b) all development and procedural tools, documentation, and manuals necessary to maintain, enhance, develop derivative works, support and service the Software, including licenses to use compilers, assemblers, libraries and other aids.

“Company Proprietary Software” means all Software that is developed by or for the Company or is otherwise owned by the Company.

“Company Licensed Software” means all Software (other than the Company Proprietary Software) used in connection with the business.

“Company Software” means Company Licensed Software and Company Proprietary Software.

“Open Source Materials” means any software library, firmware, utility, tool or other computer or program code (collectively “Program Code”) that contains, or is derived in any manner (in whole or in part) from any Software that is distributed at no charge as free software, shareware, free-ware, open source software or pursuant to similar licensing or distribution models under any terms or conditions that impose any requirements that the Program Code or any Software using, combined with, linked, available or distributed with, based on, derived from or accessing the Program Code: (A) be made available, disclosed or distributed in source code form; (B) be licensed for the purpose of making copies or derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge or pursuant to a compulsory license.

(d) The Company owns the Company Proprietary Software, free and clear of all liens, claims and encumbrances. The use of the Company Licensed Software and the use, exploitation and distribution of the Company Proprietary Software, in each case, by the Company in connection with the business as currently conducted and as has been disclosed by the Company to Parent as of the date hereof, does not breach any terms of any contract or agreement to which the Company is a party.

(e) No Open Source Materials are utilized in any way by the Company in any products distributed, marketed or sold by the Company or in a way that requires that any of the Company Proprietary Software (A) be made available, disclosed or distributed in source code form; (B) be licensed for the purpose of making copies or derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge or pursuant to a compulsory license.

5.14 Real Property. Section 5.14 of the Company Disclosure Schedule sets forth the address and legal description of each parcel of real property owned or leased by Company (the “Real Property”). Except as would not have, individually or in the aggregate, a material adverse effect on the use and ownership of the Real Property, or as set forth on Section 5.14 of the Company Disclosure Schedule, with respect to each parcel of Real Property:

(i) the Company has good and valid fee simple title to the Real Property, free and clear of all encumbrances;

(ii) the Company has not leased or otherwise granted to any person the right to use or occupy such Real Property or any portion thereof and no third party has a present or future right to possession of all or any part of the Real Property;

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Real Property; and

(iv) the Company has not received any uncured written notice of any violations of any Applicable Law relating to the ownership, use or conduct of its business on the Real Property.

5.15 Title to and Condition of Properties. The Company owns or holds under valid leases all real property and plants and all material machinery and equipment necessary for the conduct of the business of the Company as presently conducted. All of the material machinery, equipment, and other tangible personal property and assets owned or used by the Company and its subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for their current uses.

5.16 Employee Benefit Plans.

(a) For purposes of this Section 5.16, the following terms have the definitions given below:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 701 et seq. of the Code and Section 701 et seq. of ERISA, and (v) under corresponding state law or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Plans” means all employee benefit plans, programs and other arrangements (written or unwritten) providing benefits to any employee or former employee in respect of services provided to the Company or to any beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(b) Section 5.16(b) of the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent on its request a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments and proposed amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Plan, nor has the Company communicated any such intent to any of the Company’s employees.

(c) The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) and there are no existing circumstances nor any events, whether as a result of change in Applicable Law, the issuance of regulations or the like, or otherwise, that have occurred that would be reasonably expected to adversely affect the qualified status of any Qualified Plan or the related trust. No event or omission has occurred which would reasonably be expected to cause any Plan that provides tax-favored benefits to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Sections 105, 132, 125, 401(a) and 501(c)(9) of the Code).

(d) All contributions required to be made by the Company or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be properly accrued, or timely made or paid in full.

(e) The Company and its ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its ERISA Affiliates under ERISA or the Code.

(f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, nor has the Company or any of its ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in any material Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, the Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. To the knowledge of the Company, there has been no communication to employees of the Company that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i) Each Plan has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Plan be registered under the Securities Act and/or state “Blue Sky” laws. Moreover, Company Common Stock held under any defined contribution plan of the Company has been issued in compliance with Applicable Laws, and such Company Common Stock is held in full compliance with Applicable Laws, and the purchase of such Company Common Stock under this Agreement shall be in full compliance with the Securities Act, state “Blue Sky” laws, ERISA, the Code and any other laws applicable thereto.

(j) Except as set forth in Section 5.16(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Transactions, either solely as a result thereof or as a result of such Transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law). The Company has previously provided to Parent the following information, which is true, complete and accurate in all material respects: (x) the amounts comprising the “base amount” for each of the four executives listed in Section 5.16(j) of the Company Disclosure Schedule, assuming a “base period” of 2008-2012 (as those terms are defined in Section 280G of the Code), and an estimate of such individuals’ annual compensation described in Section 280G(d)(1) of the Code for fiscal year 2012; and (y) a schedule of all outstanding Company Options and restricted shares of the Company Common Stock, showing for each separate grant thereof, the individual to whom they were granted, the grant date, the vesting schedule (without regard to any vesting as a result of the Transactions) and, in the case of the Company Options, the exercise price thereof.

(k) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

(l) There are no pending or to the knowledge of the Company threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

(m) Section 5.16(m) to the Company Disclosure Schedule sets forth the names of all directors and officers of the Company, the total salary, bonus, equity and non-equity incentive compensation and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K assuming each such person was a named executive officer) each is expected to receive in the fiscal year ending January 31, 2013, and any changes to the foregoing that will occur as a matter of entitlement subsequent to January 31, 2013. Section 5.16(m) of the Company Disclosure Schedule also lists and describes the current compensation of any other employee of the Company whose total current salary and maximum bonus opportunity exceeds $150,000 annually. Section 5.16(m) of the Company Disclosure Schedule also sets forth the liability of the Company for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. All Plans, including such deferred compensation plans, have been operated in compliance with the Code, including Section 409A of the Code, and any payment thereunder contemporaneous with or following the Closing Date will comply with Section 409A of the Code, and not give rise to any special Taxes or penalties under Section 409A of the Code. There are no other material forms of compensation paid to any such director, officer or employee of the Company. No officer, director, or employee of the Company or any other affiliate of the Company, or any immediate family member of any of the foregoing, provides or causes to be provided to the Company any material assets, services or facilities and the Company does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

(n) No Plan is subject to the laws of any jurisdiction outside of the United States. The Company has no employees who are based outside of the United States.

5.17 Contracts. Section 5.17 of the Company Disclosure Schedule lists as of the date of this Agreement all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a “Contract”) to which the Company is a party and which fall within any of the following categories (specifying the category into which each Contract falls) and which are not disclosed as “material contracts” (within the meaning of Item 601(b)(10) of Regulation S-K) in the Company SEC Documents and filed in unredacted form therewith: (a) joint venture, partnership and like agreements, other than those that are, individually or in the aggregate, immaterial; (b) Contracts containing covenants purporting to limit the freedom of the Company (or that, following the consummation of the Transactions, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any line of business in any geographic area or to hire any individual or group of individuals; (c) Contracts which contain minimum purchase conditions in excess of $200,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company, or any customer, licensee or lessee thereof; (d) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000; (e) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by the Company (without premium or penalty) within one month; (f) Contracts with any labor organization or union; (g) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company has, directly or indirectly, made or would be required to make a loan, capital contribution to, or other investment in, any person (other than in the Company and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business); (h) Contracts involving annual revenues to the business of the Company in excess of $150,000 (other than purchase and service orders entered into in the ordinary course of business); (i) any Contract pursuant to which the Company is subject to continuing indemnification involving more than $100,000; (j) Contracts with or for the benefit of any stockholder or affiliate of the Company and/or immediate family member thereof; (k) Contracts involving payments by the Company or its subsidiaries, in the aggregate, of more than $75,000 per year; (l) any Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the Company Common Stock; (m) Contracts that could reasonably be expected to prevent or materially impair or delay the consummation of the Transactions; (n) any Contract that is a settlement or similar agreement with any Governmental Authority or an order or consent of a Governmental Authority to which the Company or any of its subsidiaries is subject involving future activities by the Company or any of its subsidiaries; (o) any Contract that, to the knowledge of the Company (based on the Company’s cost accounting procedures), will result in a loss to the Company or the Surviving Corporation after the date hereof; (p) any sales representative, distribution, design or consulting Contract; (q) any Contract pursuant to which the Company is subject to continuing “earn-out” obligations; and (r) Contracts not entered into in the ordinary course of the Company’s business other than those that, together with related contracts, are not material to the business of the Company or any of its subsidiaries. All Contracts, all contracts disclosed as “material contracts” in the Company SEC Documents and field therewith and all other contracts that are individually material to the business or operations of the Company or any of its subsidiaries (collectively, the “Material Contracts”) are valid and binding obligations of the Company or any of its subsidiaries and, to the knowledge of the Company, the valid and binding obligation of each other party thereto. None of the Company or any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the modification or termination of, any Material Contract.

5.18 Labor Matters.

(a) Neither the Company nor any of its subsidiaries have any labor contracts or collective bargaining agreements, nor do any of them have any consulting agreements providing for compensation of any individual in excess of $100,000 with any persons employed by the Company or any of its subsidiaries or any persons otherwise performing services primarily for the Company or any of its subsidiaries. There is no labor strike, dispute or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 31, 2011. To the knowledge of the Company, since January 31, 2011, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company.

(b) The Company is not delinquent in payments to any of its employees or former employees for any wages, salaries, commissions, bonuses or other director compensation for any services performed for it or amounts required to be reimbursed to such employees. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees (other than routine payments to be made in the ordinary course of business). There are no material pending claims against the Company under any workers’ compensation plan or policy or for long term disability. To the knowledge of the Company, no employees are in any material respect in violation of any term of employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no employee of the Company at a level of the “extended management team” (which consists of the Company’s Chief Executive Officer, his direct reports, and their respective direct reports) has stated his or her intention to terminate his or her employment with the Company.

5.19 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of October 31, 2012, included in the Company SEC Documents, (ii) as incurred in connection with the Transactions , or (iii) as incurred after October 31, 2012, in the ordinary course of business consistent with past practice, the Company does not have any liabilities (whether absolute, accrued, known or unknown, contingent or otherwise and whether due or yet to become due), that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

5.20 Permits; Compliance.

(a) The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders that are material to the ownership, leasing and operation of its properties and the carrying on of its business as it is now being conducted (collectively, the “Company Permits”), and there is no Action pending or, to the knowledge of the Company, threatened regarding any of the Company Permits. The Company is not in material conflict with, or in material default or material violation of any of the Company Permits.

(b) Except as set forth in Section 5.20(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all necessary clearances or approvals from Governmental Authorities for all products which are manufactured and/or sold by the Company have been obtained and the Company and its subsidiaries are in compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by the Company of such products; and

(ii) none of the Company or, to the knowledge of the Company, any of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company, or, to the Company’s knowledge, prior to such employment), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct, in each case for which debarment or similar punishment is mandated or permitted by any Applicable Law.

5.21 Environmental Matters. Except as described in Section 5.21 of the Company Disclosure Schedule:

(a) The Properties and operations of the Company and its subsidiaries are, and for the three (3) years immediately preceding the date of this Agreement have been, in compliance with all applicable Environmental Laws (as defined below) and any and all past noncompliance of the Company or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved and there is no pending, ongoing or future obligation, cost or liability associated with any past noncompliance.

(b) Neither the Company nor any of its subsidiaries are subject to any existing, pending or, to the knowledge of the Company, threatened Action by or before any court or Governmental Authority under any Environmental Law in connection with any of the Company’s and its subsidiaries’ current or former properties or operations.

(c) There has been no Release or threatened Release of any Hazardous Material (as defined below) into the Environment by the Company or any of its subsidiaries in connection with the Company’s and its subsidiaries’ current or former properties or operations. The Company and each of its subsidiaries has obtained and maintained each and every Environmental Permit necessary in all material respects for the conduct of the operation of the business and the occupation of its properties as currently conducted and each and every Environmental Permit is valid and in full force and effect;

(d) Neither the Company nor any of its subsidiaries has assumed any liability or other obligation of any other Person under Environmental Law.

(e) Neither the Company nor any of its subsidiaries have received any written claim, notice, order, request for information, or any other written communication from any Person or Governmental Authority alleging that the Company or any subsidiary is liable for any personal injury, property damage, diminution of value of real property, costs of investigation or remediation, violation of, or any other cost, liability or obligation under Environmental Laws.

(f) The Company has made available true and accurate copies of all environmental reports, assessments, audits and any other environmental information within the possession of, prepared on behalf of, or otherwise related to the Company or any subsidiary or any predecessors with respect to the Company’s and its subsidiaries’ ownership of or operations on any current or former properties.

(g) There are no underground storage tanks on the Properties and neither the Company nor any subsidiary has had in service, at any time, any underground storage tanks. There has been no Release, use or storage of polychlorinated biphenyls on, at, in, under or from any property used by the Company or any subsidiary at any time.

“Properties” means (i) that certain real property located at 3367 Earlysville Road, Earlysville, Virginia 22936, and (ii) that certain real property located at 1212 North Hercules Avenue, Clearwater, Florida 33765.

“Environmental Laws” means all federal, state, local or foreign laws, authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans, rules or regulations relating to human health, safety, or the environment (including, without limitation, indoor and ambient air, surface water, groundwater, wetlands, land surface or subsurface strata), pollution, including, without limitation, laws relating to or regulating emissions, discharges, releases or threatened releases of Hazardous Materials, or relating to or regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Hazardous Materials” means all chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances, toxic or hazardous wastes, petroleum or petroleum products, additives, asbestos, polychlorinated biphenyls, medical or infectious waste, radioactive materials or wastes, and all materials, substances or chemicals regulated under any Environmental Law or Environmental Permit.

“Environmental Permit” means any permit, approval, license, registration, or other authorization required under or issued pursuant to any applicable Environmental Law.

“Release” means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, migrating, placing and the like, into or upon any land or water or air, or otherwise entering into the Environment.

“Environment” means soil, surface waters, groundwater, land, streams, sediments, surface or subsurface strata, and ambient and indoor air.

5.22 Government Contracts. With respect to each Contract (1) between the Company or any of its subsidiaries, on the one hand, and any Governmental Authority, on the other hand, and each outstanding bid, quotation or proposal by the Company or any of its subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its subsidiaries, on the one hand, and any Governmental Authority, on the other hand (each such Contract or Bid, a “Company Government Contract”), and (2) between the Company or any of its subsidiaries, on the one hand, and any prime contractor, upper-tier, or lower-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its subsidiaries, on the one hand, and a prime contractor, upper-tier, or lower-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority (each such Contract or Bid, a “Company Government Subcontract”):

(a) Each such Company Government Contract or Company Government Subcontract (other than Bids) (i) is set forth on Section 5.22(a) of the Company Disclosure Schedule, and (ii) was, to the knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect.

(b) Neither the Company nor any of its subsidiaries are currently in, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not result in, any violation, breach or default in any material respect of any term or provision of any Company Government Contract or Company Government Subcontract, or non-compliance in any material respect with any laws, rules or regulations applicable to such Contracts and Subcontracts. All representations and certifications with respect to any Company Government Contract or Company Government Subcontract made by the Company or any of its subsidiaries were current, accurate and complete in all material respects when made, and the Company or any of its subsidiaries, as appropriate, has complied in all material respects with all such representations and certifications, and with the passage of time since first rendering such representations and certifications, they remain current, accurate and complete.

(c) Neither the Company nor any of its subsidiaries are in violation, breach or default in any material respect of any provision of any federal order, statute, rule or regulation, agency supplements or any similar state or federal law governing any

Company Government Contract or Company Government Subcontract. Since January 31, 2011, no allegation that the Company nor any of its subsidiaries is in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to the Company or any of its subsidiaries and not withdrawn.

(d) Since January 31, 2011, none of the Company or any of its subsidiaries has received a cure notice, a show cause notice or a stop work notice, nor to the knowledge of the Company, has the Company or any of its subsidiaries been overtly threatened with termination for default under any Company Government Contract or Company Government Subcontract.

(e) The Company has not received any request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of its subsidiaries relating to any Company Government Contract or Company Government Subcontract that is still pending.

(f) There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company or any of its subsidiaries, or any of their respective directors, officers, employees, consultants, or agents, alleging fraud or under the United States False Claims Act, the Program Fraud Civil Remedies Act, the United States Procurement Integrity Act, the Federal Property and Administrative Services Act, the Armed Services Procurement Act or the United States Truth in Negotiations Act, or any other federal statute or implementing regulations applicable to such Contracts and Subcontracts.

(g) Neither the Company or any of its subsidiaries, nor any of their respective directors, officers, employees, consultants, or agents, nor any contract or cost incurred by the Company or any of its subsidiaries pertaining to a Company Government Contract or Company Government Subcontract, is the subject of any pending agency audit or, to the knowledge of the Company, review, examination or investigation, or with respect to any material cost incurred at any time has been recommended for disallowance by a government audit agency or disallowed by any Governmental Authority, since January 31, 2011.

(h) The Company and its subsidiaries have complied in all material respects with (1) all requirements of the Company Government Contracts or Company Government Subcontracts and any Applicable Law relating to the safeguarding of, and access to, classified information, (2) the terms and conditions upon which the Government Authority issued its current facility clearance and (3) the policies, procedures, controls and reporting requirements of its facility security plan or its functional equivalent.

(i) Neither the Company nor any of its subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Authority in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened, and the Company has no knowledge of any basis for such proceedings to be initiated against the Company or any of its principals, since January 31, 2011.

(j) Neither the Company nor any of its subsidiaries has awarded any lower tier subcontracts, purchase orders, master ordering agreements or any other type of agreement to any company or individual included on the Excluded Parties List System (EPLS) referenced in 48 CFR 9.4.

(k) There is no ongoing Action by any Governmental Authority relating to any Company Government Contract or Company Government Subcontract or the violation of any Applicable Law relating to any Company Government Contract or Company Government Subcontract, or export controls. There are no pending and outstanding written claims or requests for equitable adjustment (REAs) between the Company or any of its subsidiaries and any customer, prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract.

(l) No Governmental Authority has any ownership rights with respect to any technical data or computer software that are material to the business of the Company and its subsidiaries.

(m) The Company and its subsidiaries and their officers, directors, managers, employees, consultants, and agents collectively hold all security clearances necessary for the operation of their business as presently conducted (collectively, the “Security Clearances”). Section 5.22(m) of the Company Disclosure Schedule sets forth a correct and complete list of all Security Clearances held by the Company, any of its subsidiaries, and any of their respective directors, officers, employees, consultants, or agents. The Company is not aware of any facts that are reasonably likely to give rise to the revocation of any Security Clearance of the Company, any of its subsidiaries or any their respective directors, officers, managers, employees, consultants or agents. The Company, its subsidiaries and their respective directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel Security Clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual (DOD 5220.22-M).

(n) Except as set forth in Section 5.22(n) of the Company Disclosure Schedule, none of the Company, its subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, managers, employees, consultants or agents is or has been since January 31, 2011 (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority.

(o) The Company and its subsidiaries have complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Authority and since January 31, 2011, neither the Company nor any of its subsidiaries has received written notice from the any agency contracting official of any decision or intent to disallow costs incurred in performance of any Company Government Contract or Company Government Subcontract, where such costs, in the aggregate for each such contract exceed $10,000 for any government fiscal year.

(p) All former U.S. government personnel that are now employed or retained by the Company or any of its subsidiaries comply with Applicable Laws specifically related to post-government employment.

(q) The Company and its subsidiaries comply with proprietary marking requirements of Governmental Authorities for proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts.

5.23 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received and delivered to Parent a true and correct copy of the opinion of Hyde Park Capital, the Company’s financial advisor, to the effect that, as of the date of the opinion, and subject to the assumptions, limitations, and qualifications contained in the opinion, the per share consideration to be received in the Offer and the Merger, taken together, is fair, from a financial point of view to the holders of Company Common Stock (other than Parent, Merger Sub, and their respective affiliates) and such opinion has not been withdrawn, revoked or modified.

5.24 Board Recommendation; Required Vote. The Company Board, at a meeting duly called and held on April 19, 2013, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Transactions, taken together, are fair to and in the best interests of the Company Stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL) and (iii) recommended that Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, to the extent required by Applicable Law, approve and adopt this Agreement and the Transactions (the “Company Board Recommendation”). Unless Section 253 of the DGCL is applicable, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries that is necessary to adopt this Agreement and approve the Merger.

5.25 Takeover Laws. The Company Board has taken all necessary action so that no “fair price”, “moratorium”, “control share acquisition” or other state or federal anti-takeover statute or regulation (including Section 203 of the DGCL) is applicable to the Offer, the Top-Up Option, the Merger or the Transactions. The action of the Company Board in approving the Offer, the Top-Up Option, the Merger or the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. True, complete and correct copies of the resolutions referred to above have been delivered to Parent on or prior to the date hereof. The Company is not party to or subject to a rights agreement, a “poison pill” or similar agreement or plan.

5.26 Insurance. Section 5.26 of the Company Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of coverage and deductibles provided thereunder). The Company is presently insured, and during each of the past three calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company’s insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full. The Company is a “named insured” or an “insured” under such insurance policies. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company provide adequate coverage against loss and may be continued by the Company without modification or premium increase after the Effective Time and for the duration of their current terms.

5.27 Product Warranty; FAA Service Bulletins; Air Worthiness Directives. Each product manufactured, sold, leased, or delivered by the Company or any of its subsidiaries has been in conformity with all applicable contractual specifications and all express and implied warranties made by the Company or any of its subsidiaries (except to the extent non-conformity is not material), and neither the Company nor any of its subsidiaries has any material liability for replacement or repair thereof or other damages in connection therewith, except for liabilities in the ordinary course of business consistent with past experience as has been disclosed to Parent. The Company and each of its subsidiaries (a) is in compliance in all material respects with all applicable regulations, directives, advisory circulars or similar official documents issued by the Federal Aviation Administration (“FAA”) and/or foreign aviation authorities (collectively, “Aviation Regulations”), (b) has not violated, been subject to an investigation with respect to, or made voluntary disclosures with respect to potential material violations of any Aviation Regulations, and (c) has not been cited by the FAA or foreign aviation authorities for any material discrepancies or violations during inspections or audits during the last three years. No party has written or issued any FAA Service Bulletins or any other Actions as to the Company or any of its subsidiaries or any products of the Company or any of its subsidiaries at any time during the last three years, and no such Bulletins or other Actions are pending. The FAA has not issued any Air Worthiness Directives as to the Company or any of its subsidiaries or any products of the Company or any of its subsidiaries at any time during the last three years, and no such Directives are pending.

5.28 Customers and Suppliers. Except as set forth in Section 5.28 of the Company Disclosure Schedule, none of the ten (10) largest customers (by revenue) of the businesses of the Company and its subsidiaries during the two (2) years prior to the date hereof, the ten (10) largest suppliers (by cost) of the businesses of the Company and its subsidiaries during the two (2) years prior to the date hereof or any sole source supplier that is material to the business of the Company and its subsidiaries has canceled or otherwise terminated, or to the knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or any of its subsidiaries or to decrease materially the quantity of products or services purchased from or sold to, respectively, the businesses of the Company or any of its subsidiaries since January 31, 2011, outside of ordinary cyclical fluctuations in business from the placing and fulfillment of contracts.

5.29 Affiliate Transactions. No officer, director, equity holder or affiliate of the Company or any of its subsidiaries or any entity in which any such Person owns any beneficial interest, is involved in any business arrangement with, party to any contract with or has any material interest in any assets, tangible or intangible, used by, the Company or any of its subsidiaries in the conduct of their respective businesses.

5.30 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5, the Company is not making and has not made, and no other person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the Transactions, and no person is authorized to make any such representation or warranty on behalf of the Company. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other person, with respect thereto. Accordingly, Parent and Merger Sub acknowledge that none of the Company nor any of its subsidiaries, nor any of their respective Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, or business plans).

ARTICLE VI

COVENANTS OF THE PARTIES

The parties agree that:

6.1 Mutual Covenants.

(a) Reasonable Best Efforts; Parent Vote; Notification.

(i) Upon and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and satisfy all conditions to, in the most expeditious manner practicable, the Merger and the Transactions, including (A) the obtaining of all necessary actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all material consents, approvals or waivers from third parties that are necessary to consummate the Merger and the Transactions and that are required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(ii) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation, Parent or the consummation of the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions, (iii) the occurrence or non-occurrence of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to cause or result in any of the conditions to the Merger set forth in Article VII or any Tender Offer Condition not being satisfied, and (iv) the failure of the Company or Parent, as the case may be, to comply with or satisfy any representation or warranty, covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger or any other transaction contemplated by this Agreement not to be satisfied, but the delivery of any notice pursuant to this Section 6.1(a)(ii) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

(iii) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Common Stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of the Company by consent in lieu of a meeting). Immediately following the execution of this Agreement, Parent shall execute and deliver in its capacity as the sole stockholder of Merger Sub, a written consent adopting the Merger Agreement.

(b) Public Announcements. The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by Parent and the Company. Thereafter, the parties shall consult with each other before issuing any press release or making any public announcement relating to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement as may be required by Applicable Law or any listing agreement with any national securities exchange (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other parties hereto, which shall not be unreasonably withheld or delayed; provided, however, that the restrictions in this Section 6.1(b) will not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Change of Recommendation by the Company Board under Section 6.3(e) of this Agreement.

6.2 Covenants of Parent.

(a) Indemnification; Directors’ and Officers’ Insurance.

(i) From the Acceptance Date until its sixth anniversary, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements between the Company and its respective current or past directors, officers, employees or agents as of the Acceptance Date identified on Section 6.2(a) of the Company Disclosure Schedule (the “Company Indemnified Parties”) and any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date of this Agreement and such agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. For a period of six years from the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by Applicable Law; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Company Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 6.2(a), the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as the claim is fully and finally resolved.

(ii) From the Effective Time and until its sixth anniversary, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the current or past directors and officers of the Company with respect to acts or omissions occurring prior to or at the Effective Time (including in connection with the Transactions), the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Policy”) or a substitute policy or policies of comparable or better coverage with respect to both amount, the absence of exclusions and other terms and conditions; provided, however, that the Surviving Corporation shall not be required to expend an annual premium for any coverage pursuant to this Section 6.2(a)(ii) in excess of 200% of the last annual premium paid by the Company for the Existing Policy prior to the date hereof. If the Existing Policy or any substitute policy or policies pursuant to this Section 6.2(a)(ii) cannot be obtained within the cost limitation set forth in the immediately preceding sentence, the Surviving Corporation shall provide the best available coverage within such limitation. The obligations set forth in this Section 6.2(a)(ii) may be satisfied by the purchase by the Company prior to the Effective Time of a substitute or tail policy that is acceptable to Parent and purchased through a source designated or approved by Parent.

(iii) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Party in enforcing the indemnity and other obligations of Parent and Surviving Corporation provided for in this Section 6.2(a).

(iv) If Parent or the Surviving Corporation or any of their successors or assigns shall (A) consolidate with or merge with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all the obligations of Parent and Surviving Corporation set forth in this section. This Section 6.2(a) shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification pursuant to this Section 6.2(a) and each such person’s or entity’s heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(b) Merger Sub. Prior to the Acceptance Date, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or any material liabilities.

(c) Employees and Employee Benefits.

(i) During the period commencing at the Effective Time and ending December 31, 2013 (or if earlier, the date of the employee’s termination of employment with Parent and its subsidiaries), Parent shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary or hourly wage rate, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, no less favorable than the base salary or hourly wage rate, target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding Company Common Stock) provided by the Company on the date of this Agreement.

(ii) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA or other similar plan, program or arrangements maintained by Parent or any of its subsidiaries, excluding both any defined benefit healthcare pension plans maintained by Parent or any of its subsidiaries and any equity compensation arrangements maintained by Parent or any of its subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent, for all purposes of such Parent Benefit Plan; provided, that such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits or (B) such service was not recognized under the corresponding Plan.

(iii) Parent shall use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Parent Benefit Plan in which the Company Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company in which the Company Continuing Employees participated. If a Company Continuing Employee commences participation in any health benefit plan of Parent or any of its subsidiaries after the commencement of a calendar year, Parent shall use reasonable best efforts to cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Company Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Continuing Employee (and dependents) commences participation.

(iv) This Section 6.2(c) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.2(c), express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.2(c). Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.2(c) shall not create any right in any Company employee or any other person to any continued employment with the Surviving Corporation, Parent or any of their respective subsidiaries or compensation or benefits of any nature or kind whatsoever.

6.3 Covenants of the Company.

(a) The Company Stockholders Meeting.

(i) If required by Applicable Law in order to consummate the Merger, the Company shall take all action in accordance with the federal securities laws, the DGCL and the Company’s Certificate of Incorporation and Bylaws necessary to duly and properly call, give notice of, convene and hold a special meeting of the Company Stockholders (the “Company Stockholders Meeting”) to be held on a date determined in consultation with Parent as soon as reasonably practicable following the Acceptance Date, to consider and vote upon approval and adoption of the Merger and this Agreement.

(ii) If Company Stockholder Approval is required by Applicable Law in order to consummate the Merger, as soon as reasonably practicable following the Acceptance Date, the Company shall take all lawful actions to solicit the prompt approval of the Merger and this Agreement by the Company Stockholders, and the Company Board shall recommend approval of the Merger and this Agreement by the Company Stockholders (if not previously withdrawn pursuant to Section 6.3(e)).

(iii) If Company Stockholder Approval is required by Applicable Law in order to consummate the Merger, as soon as reasonably practicable following the Acceptance Date and in any event no later than three (3) business days thereafter, the Company (A) will prepare and file with the SEC the Proxy Statement with respect to the Company Stockholders Meeting, (B) will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable thereafter, if such clearance is required, and (C) as soon as reasonably practicable thereafter, will cause copies of the Proxy Statement and form of proxy to be mailed to the Company Stockholders in accordance with the provisions of the DGCL. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. Prior to the filing of the Proxy Statement and form of proxy with the SEC, the Company will provide a reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and form of proxy and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to the Company Stockholders an amendment or supplement setting forth such correction. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to Company Stockholders entitled to vote at the Company Stockholders Meeting at the earliest practicable time. The Proxy Statement will include the recommendation of the Company Board that the Company Stockholders approve this Agreement (subject to Section 6.3(e) hereof, to the extent still applicable). After delivery to the Company Stockholders of copies of the Proxy Statement and form of proxy, the Company will use its reasonable best efforts to solicit proxies in connection with such Company Stockholders Meeting in favor of approval of this Agreement (subject to Section 6.3(e) hereof, to the extent still applicable).

(b) Company Board Representation.

(i) Subject to compliance with Applicable Law, upon the Acceptance Date and from time to time thereafter, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give Merger Sub representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the ratio that the aggregate number of shares of Company Common Stock beneficially owned collectively by Parent, Merger Sub and any of their affiliates following such acceptance for purchase bears to the total number of shares of Company Common Stock then outstanding, and the Company shall, at the Acceptance Date and thereafter upon Parent’s request, promptly take all actions reasonably necessary to cause Merger Sub’s designees to be elected as directors of the Company on the Acceptance Date or as soon as reasonably practicable thereafter, including, at Parent’s election, by increasing the size of the Company Board or seeking and accepting the resignations of incumbent directors, or both. At such times, the Company shall cause persons designated by Merger Sub to constitute the same percentage (rounded up, if necessary) as persons designated by Merger Sub constitute of the Company Board of (i) each committee of the Company Board, (ii) the board of directors of each Company subsidiary and (iii) each committee of each such subsidiary board. Following the Acceptance Date, the Company shall take all necessary action to avail itself of exemptions afforded to “controlled companies” under NYSE MKT rules. The provisions of this Section 6.3(b) are in addition to, and shall not limit, any right that Merger Sub, Parent or any affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under Applicable Law as a holder or beneficial owner of shares of Company Common Stock.

(ii) The Company shall promptly take all actions required to fulfill its obligations under this Section 6.3(b), including all such actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Merger Sub shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(iii) Notwithstanding anything in this Agreement to the contrary, in the event that Merger Sub’s designees are elected or designated to the Company Board, then until the Effective Time, the Company and Parent shall use their reasonable best efforts to cause the Company Board to have at least two (2) directors who are directors on the date of this Agreement and who are independent directors for purposes of the continued listing requirements of the NYSE MKT Marketplace Rules (such directors, the “Independent Directors”), provided, that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Director shall be entitled to elect or designate another individual who serves as a director on the date of this Agreement (provided that no such individual is an employee of the Company or any of the Company subsidiaries) to fill the vacancy, and such director shall be deemed to be an Independent Director for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two (2) individuals, provided, that such individuals shall not be employees, officers, directors or affiliates of the Company, Parent or Merger Sub (or, in the event that there shall be less than two (2) directors available to fill the vacancies as a result of such individuals’ deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Following the Acceptance Date and prior to the Effective Time or termination of this Agreement by the Company, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment or termination of this Agreement on behalf of the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or Merger Sub under this Agreement, any waiver of compliance with any of the agreements of Parent or Merger Sub or conditions contained herein for the benefit of the Company any amendment of the Certificate of Incorporation or Bylaws of the Company, any action that would prevent or materially delay the consummation of the Merger, and any other determination with respect to any action to be taken or not taken by or on behalf of the Company or the Company

Board relating to this Agreement or the Transactions if such action would materially and adversely affect, or would reasonably be expected to materially and adversely affect, the holders of shares of the Company’s Common Stock (other than Parent or Purchaser). The Independent Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms (and such authorization for such an action shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize such action).

(c) Conduct of the Company’s Operations. Between the date of this Agreement and the Effective Time, the Company shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the Transactions and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, the Company shall not, except as required by Applicable Law, as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 6.3(c) of the Company Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed (the parties acknowledging that any act or transaction referred to in the definition of “Acquisition Proposal” in Section 6.3(e) will be governed by Section 6.3(e) and not this Section 6.3(c)):

(i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (except grants of the Company Stock Options to the Company employees in the ordinary course of business consistent with past practice provided that the Company shall consult with Parent prior to making any such grants or making any recommendation to the Company Board with respect to such grants), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of the Company Stock Options that are outstanding as of the date hereof), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii) directly or indirectly sell, transfer, lease, license, pledge, mortgage, encumber, subject to any lien or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii) make or propose any changes in the Company’s Certificate or the Company’s Bylaws;

(iv) merge or consolidate with any other person;

(v) acquire assets or capital stock of any other person outside of the ordinary course of business consistent with past practice in an amount in excess of $100,000;

(vi) adopt or enter into a plan of complete and partial liquidation, dissolution, restructuring or recapitalization or other reorganization of the Company or any of its subsidiaries;

(vii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than for working capital and non-recurring engineering development costs in the ordinary course of business, consistent with past practice and in an amount not to exceed in the aggregate $500,000, measured as a trailing ten-business day average, and not to exceed $1,000,000 in the aggregate at any one time, or pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business or as reflected or reserved against in the most recent financial statements;

(viii) create any subsidiaries or directly or indirectly sell, transfer, lease, pledge, mortgage, encumber, subject to any lien or otherwise dispose of any capital stock or other equity interests in existing subsidiaries;

(ix) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than to non-officer employees in the ordinary course of business consistent with past practice (except for severance agreements, which in all cases shall require the prior written consent of Parent), except for bonuses disclosed in Section 5.16(m) of the Company Disclosure Schedule or otherwise increase the compensation or benefits provided to any present or former officer, director, consultant or employee except as may be required by Applicable Law, or grant, or reprice the exercise or payment of any of the Company Stock Options or other equity-based awards (except for grants to the extent permitted by Section 6.3(c)(i));

(x) enter into, adopt or amend any Plan, except as may be required by Applicable Law;

(xi) take any action that could give rise to severance benefits payable to any officer, director or employee of the Company as a result of consummation of the Transactions;

(xii) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by the Company’s regular independent accountants;

(xiii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract or enter into any contract that would be a Material Contract other than in the ordinary course of business consistent with past practice;

(xiv) modify, amend, terminate, release, assign, or fail to renew or maintain in effect any Company Permits other than in the ordinary course of business consistent with past practice;

(xv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 6.3(e));

(xvi) incur, authorize or commit to any capital expenditures in excess of $50,000 individually or $175,000 in the aggregate;

(xvii) permit any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

(xviii) commence or settle any Action other than commencement of any Action in the ordinary course of business or settlement of any Action (a) for monetary of payment of less than $50,000 individually and $150,000 in the aggregate and (b) that does not impose any material restriction or obligation on the Company or any of its subsidiaries;

(xix) loan or advance any money or other property to, or enter into any transaction with, any equity holder, affiliate or current or former director or officer of the Company or any of its subsidiaries;

(xx) write down or write off the book value of any assets, individually or in the aggregate, in excess of $50,000, except for depreciation and amortization in accordance with GAAP, or write up the book value of any assets;

(xxi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

(xxii) agree in writing or otherwise to take any of the foregoing actions.

The Company shall (a) not pay Transaction Expenses in excess of the amounts specified in the applicable engagement letter of the firm providing the services; and (b) defer paying Transaction Expenses to the Effective Time, except (x) to the extent that the Board determines in good faith, after consultation with the Company’s legal counsel, that the failure to pay those expenses on a current basis would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under Applicable Law or (y) for the Transaction Expenses specifically identified on Section 6.3(c) of the Company Disclosure Schedule up to amounts specified thereon, which Transaction Expenses may be paid at the Acceptance Date without regard to the restriction of Section 6.3(c)(vii) of this Agreement. If any litigation expenses arising from claims made with respect to this Agreement are permitted to be paid prior to the Effective Time pursuant to clause (b)(x) of the immediately preceding sentence, then borrowings for these litigation expenses, to the extent so permitted, will be excluded for purposes of calculating the Company’s compliance with its covenant in Section 6.3(c)(vii) of this Agreement. For purposes of this Section, the term “Transaction Expenses” means any attorney’s fees, accounting fees, or investment banking fees incurred in connection with this Agreement or the transactions contemplated by it.

(d) Certain Tax Matters.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its respective Subsidiaries to: (A) timely file all material Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of such entity; (B) timely pay all material Taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all material Taxes payable but not yet due; and (D) promptly notify the Parent of any actions pending against or with respect to such entity in respect of any amount of material Tax and not settle or compromise any material Tax liability without Parent’s consent, which shall not be unreasonably withheld.

(ii) Except in the ordinary course of business and consistent with past practice, the Company and its respective Subsidiaries shall from the date of this Agreement to the Effective Time (A) not file any material amended Tax Return or claim for a material Tax refund; (B) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes; (C) not settle or compromise any material Tax liability or surrender the right to a material Tax refund; (D) not make or change any material Tax election; and (E) not change any Tax accounting period or change any material method of Tax accounting, in each case, without the prior written consent of Parent, unless such position, action or election is required pursuant to Applicable Law or the Code.

(e) Solicitation.

(i) Definitions. For purposes of this Agreement,

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company in any material substantive respect than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any proposal, offer or indication of interest made by any person or group of persons (other than Parent, Merger Sub or an affiliate thereof), including any proposal, offer or indication of interest to the Company Stockholders, relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange for 25% (in number or voting power) of any class of equity securities of the Company, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its subsidiaries; (ii) any sale, lease, license, exchange, transfer or other disposition of assets (including equity securities of any subsidiary) or businesses that constitute 25% or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole; (iii) any sale, issuance, exchange, transfer or other disposition in which the Company or any of its subsidiaries participates and which results in any person beneficially owning more than 25% (in number or voting power) of any class of equity securities or other capital stock of the Company or of any of its subsidiaries; or (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person, together with all affiliates thereof, beneficially owning more than 25% (in number or voting power) of any outstanding class of equity securities or other capital stock of the Company or of any of its subsidiaries.

“Superior Proposal” means an Acquisition Proposal (provided, that for purposes of the definition of Superior Proposal references to “25%” shall be deemed to be references to “50%”) which the Company Board (A) determines in its good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be more favorable to the Company Stockholders from a financial point of view than the Offer and Merger, taking into account all relevant factors (including, among other things, expected timing, risk of consummation, all terms and conditions, and any proposed changes to this Agreement that may be proposed by the Parent in a binding written offer in response to such Acquisition Proposal).

“Excluded Party” means any person or group of related persons from whom the Company has received, prior to the Solicitation Period End Date, a written Acquisition Proposal that the Board of Directors of the Company reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor and on or prior to the Solicitation Period End Date, is bona fide and would reasonably be expected to result in a Superior Proposal; provided that any such person or group of related persons shall cease to be an “Excluded Party” if such person or group of related persons ceases to be engaged in active discussions with the Company concerning such Acquisition Proposal or if such person or group of related persons ceases to represent at least 50% of the equity financing of the group of persons continuing to engage in active discussions with the Company concerning such Acquisition Proposal.

“Intervening Event” means a material event or circumstance relating to the business, results of operations, assets or financial condition of the Company or its subsidiaries that is unknown to and not reasonably foreseeable by the Company Board as of the date hereof and which event or circumstance occurs or arises after the date hereof and becomes known to the Company Board prior to the Acceptance Date; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any inquiry relating thereto or to the consequences thereof constitute an Intervening Event.

(ii) During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 29, 2013 (the “Solicitation Period End Date”), the Company and its Representatives shall be permitted to, and shall have the right to, directly or indirectly, (A) solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (B) participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, an Acquisition Proposal (provided that the person has executed an Acceptable Confidentiality Agreement and that the Company promptly (and in any event within forty-eight (48) hours) provides Parent with any material non-public information about the Company that is provided to any such person to the extent such information has not previously been provided to Parent), and (C) subject to Section 6.3(e)(vi) hereof, authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) any Superior Proposal. Parent and its Representatives shall not, directly or indirectly, contact, discourage, interfere with or participate in discussions with, any person that, to Parent’s knowledge, has made, or is considering or participating in discussions or negotiations with the Company or its Representatives regarding an Acquisition Proposal. No later than 12:00 noon (New York City time) on the business day immediately following the Solicitation Period End Date, the Company shall notify Parent in writing of the identity of each person that submitted an Acquisition Proposal prior to the Solicitation Period End Date and identify each Excluded Party.

(iii) Subject to Sections 6.3(e)(iv)-(vi) below, and except as it may relate to an Excluded Party, (A) on the Solicitation Period End Date, the Company shall, and shall direct its Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal and (B) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, the Company agrees that it shall not, and that it shall direct its Representatives not to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (2) participate in any negotiations regarding an Acquisition Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the Company’s knowledge, is considering making an Acquisition Proposal, (3) engage in discussions regarding an Acquisition Proposal with any person that has made or, to the Company’s knowledge, is considering making an Acquisition Proposal, except to notify such person as to the existence of the provisions of this Section 6.3(e), (4) approve, endorse, or recommend any Acquisition Proposal, (5) enter into any letter of intent or agreement in principle or any agreement providing for any Acquisition Proposal, (6) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Parent, Merger Sub or their Representatives) with respect to, or which would reasonably be expected to result in, an Acquisition Proposal, or (7) exempt any person from the restrictions contained in any state takeover or similar laws. Notwithstanding the commencement of the obligations of the Company under this Section 6.3(e)(iii), the Company may continue to engage in activities permitted in Section 6.3(e)(ii) with respect to an Excluded Party until the Acceptance Date, including with respect to any amended or revised proposal submitted by such Excluded Party.

(iv) Notwithstanding the limitations set forth in Section 6.3(e)(iii), at any time from the Solicitation Period End Date and continuing until the earlier of the Acceptance Date and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), if the Company receives an unsolicited bona fide written Acquisition Proposal (A) which does not result from a breach of the Company’s obligations pursuant to Section 6.3(e), (B) which (i) constitutes a Superior Proposal or (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, would reasonably be expected to result in a Superior Proposal and (C) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders under Applicable Law, then the Company may take the following actions: (x) furnish non-public information to the person making such Acquisition Proposal (provided that the person has executed an Acceptable Confidentiality Agreement and that the Company promptly (and in any event within forty-eight (48) hours) provides Parent with any material non-public information about the Company that is provided to any such person to the extent such information has not previously been provided to Parent) and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal. Prior to taking any of the actions described in the foregoing clauses (x) and (y), the Company shall give written notice to Parent of any such determination by the Company’s Board, which notice shall describe in reasonable detail the basis for such determination.

(v) Other than in accordance with this Section 6.3(e)(v) and Section 6.3(e)(vi), the Company Board shall not: (A) withdraw, modify, amend or qualify, or propose publicly to withdraw, modify, amend or qualify in a manner adverse to

Parent or Merger Sub, the Company Board Recommendation; (B) approve, adopt or recommend any Acquisition Proposal or enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect thereto; (C) exempt any person from the restrictions contained in any state takeover or similar laws; or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents (each of the foregoing, a “Change of Recommendation”). Notwithstanding the foregoing, other than in connection with an Acquisition Proposal (which is covered by Section 6.3(e)(vi) hereof), the Company Board may, in response to an Intervening Event, at any time prior to the Acceptance Date, make a Change of Recommendation if the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary obligations to the Company Stockholders under Applicable Law; provided, that the Company provides Parent written notice at least forty-eight (48) hours in advance of the Change of Recommendation advising Parent that it intends to take such action and specifying the Intervening Event in reasonable detail.

(vi) Notwithstanding anything else in this Agreement to the contrary, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned and that has not resulted from a breach of the Company’s obligations under this Section 6.3, the Company Board may, at any time prior to the Acceptance Date, (x) make a Change of Recommendation if the Company Board has concluded in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company Stockholders under Applicable Law, (y) approve or recommend such Superior Proposal, and/or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z) unless concurrently with such termination, the Company pays the Termination Fee (defined below) in full and otherwise complies with the provisions of Article VIII; and provided, further, that the Company Board shall not make a Change of Recommendation with respect to a Superior Proposal, approve or recommend any Superior Proposal, or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal unless:

A. the Company shall have provided prior written notice to Parent of its intention to take such action, at least seventy-two (72) hours in advance of taking such action with respect to such Superior Proposal (the “Notice Period”), which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof;

B. after providing such notice and prior to effecting such Change of Recommendation, approving or recommending such Superior Proposal or terminating this Agreement to enter into a proposed definitive agreement with respect to such Superior Proposal, the Company shall, during the Notice Period, negotiate with Parent or its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or would cause the Acquisition Proposal no longer to be a Superior Proposal, as reasonably determined by the Company Board, and make the Company’s Representatives available for such negotiations; and

C. the Company Board shall have considered in good faith any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect.

In the event of any amendment to the financial terms or any other material revision to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 6.3(e)(vi) with respect to such new written notice, except that the Notice Period shall be reduced to forty-eight (48) hours (rather than the seventy-two (72) hours otherwise contemplated by this Section 6.3(e)(vi)).

(vii) No Change of Recommendation shall change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions. However, after any termination of this Agreement in accordance with Section 8.1, the state takeover statutes will apply to any offer, stock purchase or other action by Parent that triggers those measures.

(viii) After the Solicitation Period End Date, the Company shall promptly (and, in any event, within one (1) business day) notify Parent of any Acquisition Proposal, offer, proposal or other inquiry or expression of interest reasonably related to, or that could reasonably be expected to lead to, an Acquisition Proposal that is received by, any non-public information that is requested from, or any discussion or negotiation that is sought to be initiated or continued with, the Company or any Representative of the Company on or following the date hereof, including any renewal or revision to any previously made Acquisition Proposal. That notice shall indicate the material terms and conditions of the Acquisition Proposal and thereafter the Company shall keep Parent reasonably informed, on a current basis, of the status and terms of any such Acquisition Proposal or changes thereto. The Company shall concurrently with such notice and subsequent updates provide Parent with copies of any written information or materials that it provides to the person making the Acquisition Proposal or request (including, if applicable, unredacted copies of the Acquisition Proposal and any proposed agreements with respect thereto and all materials that have not previously been provided to Parent).

(ix) Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Company or the Company Board from complying with its disclosure obligations with respect to an Acquisition Proposal or from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act. Notwithstanding anything in this Agreement to the contrary except for the next sentence of this Section 6.3(e)(ix), disclosure that the Company Board has determined that any person or group is an Excluded Party and information related to the Acquisition Proposal of such person or group (including the identity of the person or group and the terms and conditions of such Acquisition Proposal) shall not be deemed to be a Change of Recommendation if made prior to the Acceptance Date. Any of the foregoing disclosure other than (i) a factually accurate statement by the Company that only describes the Company’s receipt of an Acquisition Proposal, the identity of the Person or group making such proposal, the terms and conditions thereof, and the operation of this Agreement with respect thereto and contains a “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Acquisition Proposal, or (iii) an express reaffirmation of the Company Board Recommendation shall be deemed to be a Change of Recommendation.

(f) Litigation Cooperation. In the event that any permanent, preliminary or temporary order or Applicable Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, the Company and Parent shall use their reasonable best efforts to take any and all steps reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event will Parent or any affiliate of Parent be required to effect any divestiture or license of any of its assets, hold separate any of its assets or agree to any restrictions on its operations, business or assets. Each of the Company and Parent (in this capacity, the “Informing Party”) shall keep the other reasonably informed, unless doing so would be unlawful or would, in the reasonable judgment of the Informing Party, jeopardize any privilege of the Informing Party or any of its subsidiaries with respect thereto, regarding any Litigation commenced or threatened against any party to this Agreement or any of its respective affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement or the Transactions or that would otherwise prevent or materially impede the consummation of the Transactions (collectively, the “Transaction Litigation”). The Company and Parent shall cooperate fully in connection with, and shall consult with each other with respect to, any Transaction Litigation (subject to the limitations set forth in the immediately preceding sentence) and the Company and Parent shall give consideration to each other’s advice with respect to such Transaction Litigation. The Company shall not settle any Transaction Litigation without the consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed).

(g) Prior to the Acceptance Date, the Company (acting through the compensation committee of the Company Board) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

(h) Access. The Company shall permit representatives of Parent to have appropriate access at all reasonable times to the Company’s premises, properties, books, records, contracts, documents, customers and suppliers. Parent will keep the information obtained pursuant to this Section 6.3(h) or in connection with this Agreement confidential in accordance with the terms of the Confidentiality Agreement and shall cause its Representatives who receive any portion of the same to keep all such information confidential, except as may otherwise be required by law.

ARTICLE VII

CONDITIONS

7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

(a) To the extent required by Applicable Law, this Agreement and the Merger shall have been approved and adopted by the Company Stockholders in the manner required by any Applicable Law and the Company’s Certificate of Incorporation and Bylaws (the “Company Stockholder Approval”).

(b) No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order, whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits the consummation of the Merger, but only for so long as such Applicable Law or Order remains in effect.

(c) Merger Sub shall have previously purchased and accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Stockholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if there shall be any Applicable Law that makes consummation of the Offer or Merger illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction permanently enjoining Parent or the Company from consummating the Offer or Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided, however, that (i) the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove such judgment, injunction, order or decree and (ii) the right to terminate this Agreement shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or affiliate’s failure to perform in any material respect any covenant or obligation under this Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of any such Applicable Law or judgment, injunction, order or decree;

(c) by either Parent or the Company, if (i) the Acceptance Date shall not have occurred by July 8, 2013 (the “Offer Outside Date”) or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or affiliate’s failure to perform in any material respect any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Acceptance Date to occur on or before the Offer Outside Date or the termination or withdrawal of the Offer;

(d) by Parent if the Company Board shall have (i) made a Change of Recommendation (whether or not in compliance with Section 6.3(e)) or failed to reaffirm the Company Board Recommendation within ten business days after (x) an Acquisition Proposal shall have been made public (or any person shall have announced a bona fide intention to make an Acquisition Proposal) and (y) the receipt of a written request from Parent to do so, or (ii) materially breached its obligations pursuant to Section 6.3(e) hereof;

(e) by Parent or the Company, if at the Company Stockholders Meeting (including any adjournment or postponement thereof) the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or affiliate’s failure to perform in any material respect any covenant or obligation under this Agreement caused the failure to obtain such Company Stockholder Approval;

(f) by Parent or the Company if, prior to the Acceptance Date (i) the terminating party is not in material breach of its obligations under this Agreement and (ii) there shall have been a material breach by the other party or its affiliates of any of its covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

(g) by Parent if, prior to the Acceptance Date, the Company has breached any of its representations and warranties in Article V of this Agreement and as a result thereof, the condition set forth in paragraph (e) of Annex A hereto could not be satisfied, and such breach is not cured within thirty (30) days after notice thereof shall have been received by the Company;

(h) by the Company, prior to the Acceptance Date, if Parent or Merger Sub have breached any of their representations and warranties in Article IV of this Agreement and (i) such breach is not cured within thirty (30) days after notice thereof shall have been received by the Parent or Merger Sub and (ii) such breach could be reasonably expected to prevent, delay or materially impede the consummation by Parent or Merger Sub of the Offer, the Merger or the Transactions; or

(i) by the Company, prior to the Acceptance Date, in compliance with Section 6.3(e)(vi) hereof.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except as set forth in Section 8.3, which will survive termination; provided, however, that, subject to Section 8.3, this Section 8.2 and any termination of this Agreement shall not relieve a party to this Agreement from liability to the other party for damages arising from a willful or intentional breach of this Agreement or fraud. Except for any Termination Fee that becomes payable pursuant to the provisions of Section 8.3(c), if Parent terminates this Agreement pursuant to Section 8.1 as a result of the Company’s breach of any of its obligations under Section 6.3(c)(vii), then, so long as the Company made a good faith effort to comply with its obligations under Section 6.3(c)(vii) and reasonable efforts to cure the breach, Parent’s right of termination under Section 8.1 will be the exclusive remedy for such breach.

8.3 Termination Fee. The Company shall pay to Parent the sum of $1,500,000 (the “Termination Fee”) on the terms provided below upon the occurrence of any of the following events:

(a) Offer Outside Date/Offer Terminated and Pending Acquisition Proposal. The Agreement has been validly terminated by Parent or the Company pursuant to Section 8.1(c), and (i) prior to the time of such termination, there was a publicly announced proposal by a third party contemplating an Acquisition Proposal, (ii) such proposal was pending at the time of such termination and had not been publicly withdrawn, (iii) Parent has not materially breached any provision of this Agreement and failed to cure that breach at or prior to the time of the termination of this Agreement, and (iv) within 12 months after the termination of this Agreement, any Acquisition Proposal is consummated by the Company or the Company has entered into a definitive agreement with respect thereto. The Termination Fee shall be payable by the Company to Parent within two business days after the consummation of the Acquisition Proposal.

(b) Withdrawal of Support by Company Board; Acquisition Proposal. This Agreement has been validly terminated by Parent pursuant to Section 8.1(d) or the Company pursuant to Section 8.1(i), and the Parent has not materially breached any provision of this Agreement and failed to cure that breach at or prior to the time of termination of this Agreement. The Termination Fee shall be payable by the Company within two business days after such termination by Parent and at or prior to such termination by the Company. In the event of a termination by the Company pursuant to Section 8.1(i) prior to the Solicitation Period End Date or, if after the Solicitation Period End Date, only if the Company enters into a definitive agreement with an Excluded Party with respect to a Superior Proposal prior to the date of termination, then the Termination Fee hereunder will be reduced to $1,200,000.

(c) Breach. This Agreement has been validly terminated by Parent pursuant to Section 8.1(f) or (g), and (i) at the time of termination there is a publicly announced proposal by a third party contemplating an Acquisition Proposal that is pending and has not otherwise been publicly withdrawn, (ii) Parent has not materially breached any provision of this Agreement at or prior to the time of the termination of this Agreement, and (iv) within 12 months after the termination of this Agreement, any Acquisition Proposal is consummated by the Company or the Company has entered into a definitive agreement with respect thereto. The Termination Fee shall be payable by the Company to Parent within two business days after the consummation of the Acquisition Proposal.

Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee becomes payable pursuant to this Section 8.3 and is paid in accordance with this Agreement, the receipt of such fee shall be deemed to be liquidated damages and the exclusive remedy for any breach and any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Representatives in connection with this Agreement (and the termination or breach hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, Merger Sub, any of their respective Representatives or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Representatives arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination, whether for damages or specific performance of this Agreement. In no event will the Company be required to pay the Termination Fee on more than one occasion.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the Company Stockholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Stockholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions (except for the Minimum Condition) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

TransDigm Group Incorporated

1301 East 9th Street, Suite 3000

Cleveland, Ohio 44114

Attention:    W. Nicholas Howley, Chairman and CEO

                      Gregory Rufus, Executive Vice President and CFO

Telecopy No.: (216) 706-2937

with a copy to:

Baker & Hostetler LLP

1900 East 9th Street, Suite 3200

Cleveland, Ohio 44114

Attention: John M. Gherlein and Robert A. Weible

Telecopy No.: (216) 696-0740

(b) if to the Company:

Aerosonic Corporation

1212 North Hercules Avenue

Clearwater, Florida 33765

Attention: Douglas J. Hillman, President and Chief Executive Officer

Telecopy No.: (727) 447-5926

with a copy to:

Hill, Ward & Henderson, P.A.

101 E. Kennedy Boulevard

Suite 3700

Tampa, FL 33602

Attention: David S. Felman and Christopher J. Stephens

Telecopy No.: (813) 221-2900

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally or by overnight courier, and when dispatched, if sent by facsimile, subject to confirmation of uninterrupted transmission by a transmission report; provided that any notice dispatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next business day.

9.3 Interpretation.

(a) Generally. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. For purposes of this Agreement, a “subsidiary” when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries). For purposes of this Agreement, “knowledge of the Company” shall mean the actual knowledge of any of the following individuals following reasonable inquiry: Doug Hillman, Kevin Purcell, Thomas Cason, Mark Perkins and Scott Kempshall. For purposes of this Agreement, “Applicable Laws” mean any applicable federal, state, regional, local or foreign law, statute, ordinance, rule, regulation or order. For purposes of this Agreement, “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” defined in Section 13(d)(3) of the Exchange Act), trust, association, or entity of government, political subsidiary, agency or instrument of government.

(b) Material Adverse Effect. For the purposes of any provision of this Agreement, a “Material Adverse Effect” shall be deemed to occur if any event, change or effect, individually or in the aggregate, has occurred which has or would be reasonably expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect shall not include (either alone or in combination) any change in or effect upon the Company directly or indirectly arising out of or attributable to: (i) conditions generally affecting the industry in which the Company operates, or the U.S. economy as a whole or in any location where the Company has material operations; (ii) general economic conditions (or changes after the date hereof in such conditions in the U.S.); (iii) conditions generally affecting the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world in which the Company conducts material operations or has material sales or supplier relationships; (iv) political conditions in the U.S. or any other country in the world in which the Company conducts material operations, or acts of war, sabotage, or terrorism; (v) the announcement or pendency of this Agreement and the Transactions, including to the extent arising therefrom, (A) the termination of (or the failure to renew or enter into) contracts with actual or potential customers, suppliers, or disruption in the relationship of the Company with any of its customers, suppliers, distributors, venture partners, or other business partners, or (B) the loss or departure of any officer or employees of the Company; (vi) the taking of any action expressly approved or consented to by the Parent in writing; (vii) the failure to take any action specifically prohibited by this Agreement; (viii) any change in accounting requirements or principles or any change in Applicable Laws, or the interpretation of them; (ix) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); (x) failure by the Company to meet internal projections or forecasts, or published revenue or earnings predictions (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); (xi) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or the Merger; or (xii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements as of the date of this Agreement that are disclosed in Section 5.16 of the Company Disclosure Schedule; provided, however, that any event, change or effect referred to in clauses (i), (ii), (iii) or (iv) shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its subsidiaries conduct their businesses

9.4 Other Definitions. Annex B sets forth a list of other terms that are defined in this Agreement and the respective Sections of this Agreement that include those definitions.

9.5 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.7 Third-Party Beneficiaries. Except for the agreements set forth in Section 6.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.8 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

9.9 Consent to Jurisdiction; Venue.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action or proceeding arising out of or relating to this Agreement. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.12 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

9.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.14 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), specific performance being in addition to any other remedy to which the parties are entitled in accordance with this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have signed this Agreement as of the date first written above.

TransDigm Group Incorporated

By:	/s/ Gregory Rufus
Name:	Gregory Rufus
Title:	Executive Vice President, Chief Financial Officer and Secretary

Buccaneer Acquisition Sub Inc.

By:	/s/ Halle Terrion
Name:	Halle Terrion
Title:	Assistant Secretary

Aerosonic Corporation

By:	/s/ Douglas J. Hillman
Name:	Douglas J. Hillman
Title:	President and Chief Executive Officer

ANNEX A

Conditions to the Offer

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

Notwithstanding any other provision of this Agreement to the contrary, neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and may delay the acceptance for payment of or payment for, any shares of Company Common Stock tendered pursuant to the Offer, and may extend, terminate or amend the Offer, subject to the terms and conditions of the Agreement, if immediately prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions shall exist:

(a) there shall be pending (and not withdrawn) any action initiated by any Governmental Authority of competent jurisdiction challenging or seeking to make illegal, materially delay, or otherwise restrain or prohibit the making of the Offer, the acceptance for payment, payment for or purchase of any shares of Company Common Stock by Parent or Merger Sub, or the consummation of the Offer or the Merger;

(b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Offer, the Merger or Transactions, and such order, decree, injunction or other action shall become final and non-appealable;

(c) there shall have been, after the date of this Agreement, any action taken, or any law enacted, entered, enforced, promulgated, amended or issued that is applicable to the Offer, the Merger or the Transactions, in each case by any Governmental Authority of competent jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (a) or (b) above;

(d) since the date of this Agreement, any change, event or occurrence has occurred, other than as set forth in the Company Disclosure Schedule, that has had or would reasonably be expected to have a Material Adverse Effect;

(e) any representation or warranty of the Company set forth in the first sentence of Section 5.1 or in Section 5.2, 5.3, 5.4, 5.6, 5.11(i), 5.23, 5.24 or 5.25 in this Agreement, shall not be true and correct in all material respects; and any other representation or warranty of the Company set forth in this Agreement shall not be true and correct (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) as of the date of such determination as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(f) the Company shall have breached in any material respect any covenants, obligations or agreements of the Company under this Agreement to be performed prior to the Acceptance Date and such breach shall not have been cured;

(g) the Company shall not have furnished Parent with a certificate dated as of the Acceptance Date signed on its behalf by the Company’s Chief Executive Officer or another officer serving in such capacity to the effect that to his knowledge, the conditions set forth in clause (e) and (f) of this Annex A shall not have occurred;

(h) the Company Board (or a special committee thereof) shall have made a Change of Recommendation;

(i) the Agreement shall have been terminated in accordance with its terms; or

(j) the Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of shares of Company Common Stock thereunder.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion; provided that nothing herein shall relieve any party from any obligation or liability such party has under the Agreement; provided, further, that the Minimum Condition may not be waived. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ANNEX B

DEFINED TERMS

“Acceptance Date” has the meaning set forth in Section 1.1(f).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.3(e)(i).

“Action” has the meaning set forth in Section 5.10.

“Agreement” has the meaning set forth in the preface above.

“Acquisition Proposal” has the meaning set forth in Section 6.3(e)(i).

“Aviation Regulations” has the meaning set forth in Section 5.27.

“Bid” has the meaning set forth in Section 5.22.

“Book Entry Shares” has the meaning set forth in Section 1.1(f).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 1.1(f).

“Change of Recommendation” has the meaning set forth in Section 6.3(e)(v).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preface above.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.24.

“Company Common Stock” has the meaning set forth in Section A of the Preliminary Statements.

“Company Continuing Employees” has the meaning set forth in Section 6.2(c)(i).

“Company Disclosure Schedule” has the meaning set forth in the preface to Article V.

“Company Governmental Contract” has the meaning set forth in Section 5.22.

“Company Governmental Subcontract” has the meaning set forth in Section 5.22.

“Company Indemnification Parties” has the meaning set forth in Section 6.2(a).

“Company Licensed Software” has the meaning set forth in Section 5.13(c).

“Company Permits” has the meaning set forth in Section 5.20.

“Company Proprietary Software” has the meaning set forth in Section 5.13(c).

“Company SEC Documents” has the meaning set forth in Section 5.7(a).

“Company Software” has the meaning set forth in Section 5.13(c).

“Company Stockholder Approval” has the meaning set forth in Section 7.1(a).

“Company Stockholders” means the stockholders of the Company.

“Company Stockholders Meeting” has the meaning set forth in Section 6.3(a)(i).

“Company Stock Option” has the meaning set forth in Section 3.3(a).

“Company Stock Award” has the meaning set forth in Section 3.2(b).

“Contract” has the meaning set forth in Section 5.17.

“Controlled Group Liability” has the meaning set forth in Section 5.16(a).

“Delaware Secretary of State” means the Secretary of the State of Delaware.

“Disbursing Agent” has the meaning set forth in Section 3.2(a).

“Disbursing Agent Agreement” has the meaning set forth in Section 3.2(a).

“Dissenting Shares” has the meaning set forth in Section 3.6.

“Dissenting Stockholders” has the meaning set forth in Section 3.6.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” has the meaning set forth in Section 2.2.

“Environment” has the meaning set forth in Section 5.21(h).

“Environmental Laws” has the meaning set forth in Section 5.21(h).

“Environmental Permit” has the meaning set forth in Section 5.21(h).

“ERISA” has the meaning set forth in Section 5.16(a).

“ERISA Affiliate” has the meaning set forth in Section 5.16(a).

“Exchange Act” has the meaning set forth in Section 1.1(a).

“Excluded Party” has the meaning set forth in Section 6.3(e)(i).

“Existing Policy” has the meaning set forth in Section 6.2(a)(ii).

“Expiration Date” has the meaning set forth in Section 1.1(c).

“FAA” means the Federal Aviation Administration.

“GAAP” has the meaning set forth in Section 5.7(b).

“Governmental Authority” has the meaning set forth in Section 4.3(d).

“Government Officials” has the meaning set forth in Section 5.9(b).

“Hazardous Materials” has the meaning set forth in Section 5.21(h).

“Independent Directors” has the meaning set forth in Section 6.3(b)(iii).

“Informing Party” has the meaning set forth in Section 6.3(f).

“Intellectual Property” has the meaning set forth in Section 5.13(a).

“Intervening Event” has the meaning set forth in Section 6.3(e)(i).

“Material Adverse Effect” has the meaning set forth in Section 9.3(b).

“Material Contracts” has the meaning set forth in Section 5.17.

“Merger” has the meaning set forth in Section B of the Preliminary Statements.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Sub” has the meaning set forth in the preface above.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a).

“Minimum Condition” has the meaning set forth in Section 1.1(b).

“Multiemployer Plan” has the meaning set forth in Section 5.16(f).

“Notice Period” has the meaning set forth in section 6.3(e)(vi)A.

“NYSE” means the New York Stock Exchange.

“NYSE MKT” means the NYSE MKT.

“Offer” has the meaning set forth in Section 1.1(a).

“Offer Documents” has the meaning set forth in Section 1.1(g).

“Offer Outside Date” has the meaning set forth in Section 8.1(c).

“Offer to Purchase” has the meaning set forth in Section 1.1(g).

“Open Source Materials” has the meaning set forth in Section 5.13(c).

“Option and Warrant Schedule” has the meaning set forth in Section 5.4.

“Parent” has the meaning set forth in the preface above.

“Parent Benefit Plans” has the meaning set forth in Section 6.2(c)(ii).

“Parent Disclosure Schedule” has the meaning set forth in the preface to Article IV.

“Permitted Investments” has the meaning set forth in Section 3.2(a).

“Per Share Amount” has the meaning set forth in Section 1.1(a).

“Plans” has the meaning set forth in Section 5.16(a).

“Program Code” has the meaning set forth in Section 5.13(c).

“Proxy Statement” has the meaning set forth in Section 5.8.

“Qualified Plan” has the meaning set forth in Section 5.16(c).

“Real Property” has the meaning set forth in Section 5.14.

“Release” has the meaning set forth in Section 5.21(h).

“Representative” has the meaning set forth in Section 1.2(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, (together with the rules and regulations thereunder).

“Security Clearances” has the meaning set forth in Section 5.22(m).

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(g).

“Software” has the meaning set forth in Section 5.13(c).

“Solicitation Period End Date” has the meaning set forth in Section 6.3(e)(ii).

“SOX” means the Sarbanes-Oxley Act of 2002.

“Superior Proposal” has the meaning set forth in Section 6.3(e)(i).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Taxes” has the meaning set forth in Section 5.12(l).

“Tax Returns” has the meaning set forth in Section 5.12(l).

“Tender Offer Conditions” has the meaning set forth in Section 1.1(b).

“Termination Date” has the meaning set forth in Section 6.3(e)(iv).

“Termination Fee” has the meaning set forth in Section 8.3.

“Top-Up Closing” has the meaning set forth in Section 1.3(c).

“Top-Up Exercise Notice” has the meaning set forth in Section 1.3(c).

“Top-Up Option” has the meaning set forth in Section 1.3(a).

“Top-Up Option Shares” has the meaning set forth in Section 1.3(a).

“Transaction Expenses” has the meaning set forth in Section 6.3(c).

“Transaction Litigation” has the meaning set forth in Section 6.3(f).

“Transactions” has the meaning set forth in Section 1.2(c).

“Warrant Amendment” has the meaning set forth in Section 3.5.

“Warrant Consideration” has the meaning set forth in Section 3.5.

“Warrants” has the meaning set forth in Section 3.5.